UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Intermec, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m. Pacific time, on Tuesday, May 22, 2012

Place	Intermec Headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264

Items of Business	•	To elect ten directors nominated by our Board of Directors for a term expiring at the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified.

•	To vote on an advisory proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

•	To vote on an advisory resolution approving the compensation of the Company’s named executive officers for 2011.

•	To approve an Amendment to the Company’s 2008 Employee Stock Purchase Plan to increase the total number of authorized shares currently in this plan.

•	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on March 28, 2012.

Voting	We urge you to read this proxy statement and vote your shares promptly, whether or not you expect to attend the meeting in person. You can vote your shares by proxy over the Internet or by telephone. You can also vote by proxy if you complete, sign and date your voting instruction form and return it by mail (if you are a beneficial owner) or if you request a printed proxy card to complete, sign and return it by mail (if you are a stockholder of record).

If you attend the meeting in person, your proxy may be revoked and you may personally vote your shares, even though you have previously voted using a proxy card.

By order of the Board of Directors,

Yukio Morikubo

Senior Vice President, General Counsel and Corporate Secretary

Everett, Washington

April 12, 2012

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Forward-Looking Statements

Statements made in this proxy statement that express our intentions, hopes, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. Such forward-looking statements include, without limitation, statements about performance goals or their attainment by any of our executives, our intention to repurchase shares of our common stock, our view of general economic and market conditions, our revenue, expense, earnings or financial outlook for the current or any future period, our ability to develop, produce, market or sell our products, either directly or through third parties, reduce or control expenses, improve efficiency, realign resources, continue operational improvement or growth, effectively integrate acquired businesses, and similar estimates, expectations and results. These statements represent beliefs and expectations only as of the date they were made and may include statements regarding action to be taken by third parties or by us. We may elect to update forward-looking statements, but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual actions or results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties, which may cause our actual results to differ materially from those discussed in a forward-looking statement. These risk factors include, but are not limited to, risks and uncertainties described more fully in our annual report on Form 10-K (including in Item 1A thereof), and in our reports to be filed with the Securities and Exchange Commission, including, but not limited to, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, which are available on our website at www.intermec.com.

ii

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

425.348.2600

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2012

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed copies of these materials to you by mail because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific time, on May 22, 2012, at our headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264. This proxy statement provides information that we are required to provide you under the rules of the Securities and Exchange Commission (the “SEC”) to assist you in voting your shares.

2.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we provide access to this proxy statement and our 2011 Report to Stockholders (which includes our Form 10-K) over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners, which contained instructions on how to access this proxy statement and our 2011 Report to Stockholders and how to vote.

We expect to mail the Notice of Internet Availability to stockholders on or about April 12, 2012. If you receive a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you specifically request one. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Most stockholders can elect to view future proxy materials via email instead of receiving paper copies in the mail. Please see the information included in the Notice of Internet Availability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to our proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

3.	How can I obtain Intermec’s 2011 Annual Report on Form 10-K?

Our 2011 Annual Report on Form 10-K including exhibits (which we refer to throughout as our “Form 10-K”), is available at http://www.intermec.com/about_us/investor_relations/compliance/index.aspx. Stockholders may request a free copy of our Form 10-K by contacting Investor Relations at the address provided under “Corporate Governance — Availability of Information and Communications with the Board.” We will furnish any exhibit to our Form 10-K if specifically requested.

4.	On what am I being asked to vote?

We are asking you to vote on the following matters in connection with the Annual Meeting:

(1) The election of ten directors nominated by our Board, to serve until our 2013 Annual Meeting and until their successors are elected and qualified;

(2) An advisory management proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012;

(3) An advisory resolution approving the compensation of the Company’s named executive officers for 2011; and

(4) Approval of an Amendment to the Company’s 2008 Employee Stock Purchase Plan to increase the total number of authorized shares currently in this plan.

We will also consider any other business that is properly brought before the Annual Meeting.

5.	How does the Board recommend I vote?

Unless you give other instructions when you vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. As set forth in this proxy statement, our Board recommends that you vote:

•	FOR each of the director nominees;

•	FOR the advisory proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012;

•	FOR the advisory resolution approving the compensation of the Company’s named executive officers for 2011; and

•	FOR the approval of an Amendment to the Company’s 2008 Employee Stock Purchase Plan to increase the total number of authorized shares currently in this plan.

6.	What shares can I vote?

Our only class of stock outstanding is common stock, par value $.01 per share. Each share of common stock outstanding as of the close of business Eastern time on the record date, March 28, 2012, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned at that time, as applicable, which may be (1) shares held directly in your name as the stockholder of record or (2) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank, including shares purchased through our Employee Stock Purchase Plan. As of March 28, 2012, there were 59,834,095 shares of common stock outstanding and entitled to vote; there were 8,687 stockholders of record and approximately 14,807 beneficial owners on that date. The last sale price of the common stock on the New York Stock Exchange (the “NYSE”) for that date was $7.72.

7.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be a stockholder of record with respect to those shares. The Notice of Internet Availability has been sent to you, and if specifically requested, we will send you printed copies of these proxy materials. You may have certificates for those shares, or they may be registered in book-entry form. As the stockholder of record, you have the right to grant your voting proxy directly to our proxy holders or to vote in person at the Annual Meeting. We have provided instructions on voting and granting your voting proxy in the Notice of Internet Availability, and if specifically requested, we will also send a printed proxy card for your use.

Beneficial Owner.    If your shares are held in a brokerage account or by a trustee or other nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee, or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote, and you are also invited to attend the Annual Meeting. You will be asked to show some evidence of your ownership (for example, a brokerage statement) to be admitted to the Annual Meeting. If you do not provide your broker, trustee or nominee with instructions on how to vote your shares, your broker, trustee or nominee will be able to vote your shares only with respect to Proposal 2, and not Proposals 1, 3 and 4.

Because a beneficial owner is not the stockholder of record, you may not vote these shares directly at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares.

8.	How can I vote my shares in person at the Annual Meeting?

We will provide a ballot to anyone who requests one at the Annual Meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

9.	How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability, proxy card or voting instruction form provided.

By Internet.    Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check your voting instruction form for Internet voting availability.

By Telephone.    Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.

By Mail.    Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

Intermec is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

10.	Can I change my vote?

If you are a stockholder of record and have submitted a proxy, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy card bearing a later date, in either case to Intermec, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive any such revocation of proxy by 5:00 p.m., Eastern time, on May 21, 2012, for it to be effective. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, whichever method you used earlier, and follow the directions for changing your vote. Broadridge’s telephone and Internet voting sites will close at 11:59 p.m., Eastern time, on May 21, 2012.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as set forth in the voting instruction form. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the Annual Meeting and voting in person.

11.	What is the quorum required in order to conduct business at the Annual Meeting?

A majority of the shares outstanding at the record date must be present at the Annual Meeting for a quorum to conduct business. Shares are counted as “present” at the Annual Meeting if the stockholder attends the Annual Meeting or is represented at the Annual Meeting by a duly authorized proxy.

12.	What is the voting requirement to approve each of the proposals and how are votes counted?

Proposal 1. You may vote “for” or “against” one or more of the director nominees, or you may abstain. Directors will be elected by a majority of the votes cast at the Annual Meeting. An abstention will not be counted as a vote cast for purposes of determining a majority.

Proposal 2. You may vote “for” or “against” the advisory proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012, or you may abstain. The approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. An abstention has the same effect as a vote against this proposal.

Proposal 3. You may vote “for” or “against” the advisory resolution approving the compensation of the Company’s named executive officers for 2011 disclosed in this proxy statement. The approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. An abstention has the same effect as a vote against this proposal. The results of this vote are not binding on the Board.

Proposal 4. You may vote “for” or “against” the Amendment to the 2008 Employee Stock Purchase Plan, or you may abstain. The approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. An abstention has the same effect as a vote against this proposal.

If you provide specific instructions with regard to the proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form or otherwise submit your vote by proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. The proxy holders will vote in their discretion on any other matters that properly come before the Annual Meeting.

13.	What will happen if I do not vote my shares?

Stockholder of Record.     If you are a stockholder of record and do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owner.    If you are the beneficial owner of your shares, your broker, trustee or nominee may vote your shares only on those proposals on which it has discretion to vote if they have not received voting instructions from you. Under NYSE rules, your broker, trustee or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 3 and 4. Your broker, trustee or nominee does have discretion to vote your shares on routine matters such as Proposal 2. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered “present” for purposes of voting on non-discretionary matters.

14.	What happens if additional matters are presented at the Annual Meeting?

Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted on at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Patrick J. Byrne, Robert J. Driessnack and Yukio Morikubo, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our director nominees is not available as a candidate for election as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

15.	Who will count the votes?

An employee of Carl T. Hagberg and Associates will serve as inspector of election for the Annual Meeting and will tabulate the votes cast at the Annual Meeting.

16.	What does it mean if I receive more than one Notice of Internet Availability or more than one set of voting materials?

It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please vote with each proxy and/or voting instruction form you receive.

17.	Who will pay the costs of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing the Notice of Internet Availability to stockholders of record and beneficial owners and printed proxy materials to those who specifically request them, as well as the cost associated with soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to posting our proxy materials on the Internet and mailing the Notice of Internet Availability and printed copies of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors, officers and other employees who will not receive any additional compensation for such activities. We have retained MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and the solicitation of votes, for a fee of $9,500 plus customary costs and expenses for these services. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our common stock.

18.	Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. Voting results also will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. You can access that Form 8-K, and all of our other reports filed with the SEC, at our website, http://www.intermec.com/InvestorRelations/, or at the SEC’s website, http://www.sec.gov.

19.	Is a list of stockholders entitled to vote at the Annual Meeting available?

The list of stockholders of record as of the record date will be available at the Annual Meeting. It will also be available ten days prior to the Annual Meeting, between the hours of 9 a.m. and 4 p.m., Pacific time, Monday through Friday, at the offices of the Corporate Secretary, 6001 36th Avenue West, Everett, Washington 98203-1264. Any holder of our common stock may examine the list for any purpose germane to the Annual Meeting.

20.	What is the deadline to propose actions for consideration at next year’s Annual Meeting?

There are two different procedures by which stockholders may submit proposals for action at our annual meetings of stockholders. The first procedure is provided by the SEC’s rules and the second by our Amended and Restated By-Laws, which we refer to in this proxy statement as our By-Laws.

SEC Rule 14a-8 permits stockholders to submit proposals they would like to have included in our proxy statement and proxy card. In order for such proposals to be considered for our 2013 Annual Meeting, our Corporate Secretary must receive them no later than December 13, 2012.

Section 2.7 of our By-Laws permits stockholders of record to propose business to be considered at an annual meeting without being included in the proxy statement and proxy card. Such business must be a proper matter for stockholder action, and the stockholder proposing it must comply with the applicable notice provisions of our By-Laws. For the 2013 Annual Meeting, notice must be delivered to our Corporate Secretary no earlier than January 22, 2013 and no later than February 21, 2013. If, however, the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2012 Annual Meeting, then notice must be delivered not earlier than 120 days before the 2013 Annual Meeting and not later than 90 days before the 2013 Annual Meeting or, if we provide less than 100 days’ advance notice of the date of the 2013 Annual Meeting, not later than ten days following the day on which public announcement of the date of the 2013 Annual Meeting is first made.

Proposals should be sent to our Corporate Secretary at 6001 36th Avenue West, Everett, Washington 98203-1264. You may obtain a copy of the By-Law provisions regarding these requirements by writing to the Corporate Secretary at that address.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2012 Annual Meeting, please promptly vote your shares on the Internet, by telephone or by completing, signing and dating your voting instruction form and returning it by mail (if you are a beneficial owner) or by requesting a printed proxy card and completing, signing, dating and returning it by mail (if you are a stockholder of record).

CORPORATE GOVERNANCE

Availability of Information and Communications with the Board

We have established a Corporate Governance section on our website (our “Corporate Governance Webpage”), which can be accessed at http://www.intermec.com/investorrelations, and selecting the “Corporate Governance” option. The charters of the Board’s standing committees, the Standards of Independence, the Corporate Governance Guidelines and the Standards of Conduct that apply to all directors, officers and other employees are posted there. We intend to disclose on our Corporate Governance Webpage any amendment to the Standards of Conduct and any waiver of the Standards of Conduct related to executive officers or directors.

Stockholders or other interested parties who wish to communicate with any individual director, including the Chairman of the Board, our Board as a group, or a specified committee or group of directors, such as our independent directors, can do so by sending written communications by mail or courier, in care of the Corporate Secretary at the street address below, or by email to Board@intermec.com. All correspondence should indicate to whom it is addressed. Our Annual Meeting of Stockholders also provides an opportunity for stockholders to ask questions or otherwise communicate directly with members of our Board on matters relevant to our Company.

This proxy statement and the 2011 Report to Stockholders (which includes our Form 10-K) are also available on our Corporate Governance Webpage, indicated above. Stockholders may obtain free printed copies of these materials by contacting Investor Relations as follows:

Intermec, Inc.	Telephone: 425.348.2600
6001 36th Avenue West	Email: InvestorRelations@Intermec.com
Everett, Washington 98203-1264

The Board of Directors

Our Board currently has ten members. The Chairman of the Board is Allen J. Lauer, an independent, non-management director. Our Chief Executive Officer (“CEO”), Patrick J. Byrne, also serves as a director. The Board has three standing committees, which are the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. The Board also has established an Equity Grant Committee, which is not a standing committee, to which authority has been delegated to make grants to employees who are not executive officers of the Company.

Board Independence

With the exception of Patrick J. Byrne, our Board consists of non-management directors. Mr. Byrne is not an independent director because he also is CEO and President of the Company. The Governance and Nominating Committee and the Board consider the relationships our non-management directors have with the Company and determine whether such directors are independent of the Company and management. The Board has adopted Standards of Independence, which our stockholders can access on our Corporate Governance Webpage, to help determine whether any of our non-management directors have a material relationship with the Company. After considering relevant facts and circumstances, the Board determined that all of our non-management directors who served during 2011, Eric J. Draut, Gregory K. Hinckley, Lydia H. Kennard, Allen J. Lauer, Stephen P. Reynolds, Steven B. Sample, Oren G. Shaffer and Larry D. Yost, and Keith L. Barnes who was elected to the Board in January 2012, were independent within the meaning of SEC regulations, the NYSE’s standards for director independence and our Standards of Independence, and had either no relationship with the Company (other than being a director and/or stockholder) or only immaterial relationships with the Company that are permissible within the parameters set forth in our Standards of Independence. We monitor relationships between the Company and the directors and the other companies for which they or their applicable family members are directors or employees, including some that are not required to be disclosed in this proxy statement as related person transactions. We transact business with some of such other companies in amounts that do not exceed the limitations contained in our Standards of Independence. With regard to Mr. Draut, the Governance and Nominating Committee and the Board concluded that he is an independent director after also taking into account additional information about his relationships with certain third parties. Prior to September 2010, Mr. Draut was the Chief Financial Officer and a director of our then-largest stockholder, Kemper Corporation (formerly known as Unitrin, Inc.). As a former employee, Mr. Draut also is a participant in the Kemper Corporation Retirement Plan; the Kemper Corporation Retirement Plan Trust (“Kemper Trust”) for the retirement plan became a stockholder of Intermec in September 2011 when Kemper Corporation transferred all of its Intermec shares to the Kemper Trust. In the case of Mr. Draut, the Board considered Mr. Draut’s employment and board service with Kemper during 2010, his participation in the Kemper retirement plan, the transactions between Kemper and Intermec, and Kemper’s and the Kemper Trust’s investment in Intermec. There was no agreement between Kemper and Intermec regarding Mr. Draut’s nomination or election to our Board. In addition, Mr. Draut has been a director of private investment funds managed by Tennenbaum Capital Partners. The funds are now a business development corporation and Mr. Draut is a director of this entity and its holding company, TCP Capital Corp., which made an initial public offering of its shares on April 4, 2012. The Intermec pension plan holds an interest in a different fund managed by Tennebaum Capital Partners, which represents less than 1% of our pension assets.

The Board has determined that the standing committees consist entirely of independent directors. The Board also has determined that our Audit and Compliance Committee members meet the applicable SEC and NYSE requirements relating to audit committee membership.

Meetings and Attendance

Our Board met seven times during 2011; three of the seven meetings were held by telephone. Materials for our Board and committee meetings are sent in advance to the appropriate participants. If a director cannot attend a meeting, he or she generally communicates any comments or questions through the relevant Chair. All of our directors attended more than 75% of the aggregate number of Board meetings and meetings of committees of the Board on which that director served during 2011. In addition to executive sessions scheduled as part of regularly scheduled Board meetings, our independent directors met four times during 2011. These meetings are chaired by Mr. Lauer.

All directors are expected to attend our annual meetings of stockholders. All of our directors attended the annual meeting of stockholders held in 2011.

Board Committees

In 2011, our Board had three standing committees: the Audit and Compliance Committee (the “Audit Committee”), the Compensation Committee and the Governance and Nominating Committee (the “Governance Committee”). Independent directors other than committee Chairs are generally expected to serve on two committees.

The following table shows our current directors’ memberships on the standing committees of the Board during 2011, and as modified effective February 23, 2012.

Director	Audit and Compliance	Compensation	Governance and Nominating
Keith L. Barnes	Member (effective February 23, 2012)	Member (effective February 23, 2012)	—
Eric J. Draut	Chair (effective February 23, 2012)	Member	Member (through February 23, 2012)
Gregory K. Hinckley	Member	Member	—
Lydia H. Kennard	—	Member	Member
Allen J. Lauer	—	—	Chair
Stephen P. Reynolds	Member	—	Member
Steven B. Sample	Member	—	Member
Oren G. Shaffer	Chair (through February 23, 2012)	Member (effective February 23, 2012)	Member (effective February 23, 2012)
Larry D. Yost	—	Chair	—

Audit and Compliance Committee.    The Audit Committee consists of five independent directors. The current members are Mr. Draut (Chair), Mr. Barnes, Mr. Hinckley, Mr. Reynolds, and Dr. Sample, all of whom served on the Committee as indicated above. The Board has determined that, under the rules of the SEC and NYSE, all the members of the Audit Committee are independent and financially literate. The Board has also determined that each of Mr. Barnes, Mr. Draut, Mr. Hinckley and Mr. Shaffer meets the SEC criteria for “audit committee financial expert.” The Audit Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Audit Committee, which met ten times in 2011, evaluates the qualifications, performance and independence of our independent registered public accounting firm, which reports directly to the Audit Committee, and has the responsibility to retain or to terminate the independent registered public accounting firm as our independent auditors. The Audit Committee reviews and discusses with the independent auditors and with management our annual audited consolidated financial statements and quarterly financial statements, the effects of regulatory and accounting initiatives and any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviews and discusses with the independent auditors, internal auditors and management the adequacy of our system of internal controls and procedures. Additionally, the Audit Committee reviews and discusses with the independent auditors and management our internal audit department’s responsibilities, budget and staffing as well as any recommended changes to the internal audit scope and plan. The Audit Committee’s policy is that all audit and non-audit services to be performed by our independent auditors must be approved in advance. The Audit Committee reviews with management and discusses proposed earnings releases. The Audit Committee frequently meets separately with management, internal audit, and our independent auditors.

The Audit Committee reviews management’s implementation and enforcement of compliance with our Standards of Conduct. The Audit Committee also considers other possible conflicts-of-interest situations brought to its attention by management and makes appropriate recommendations concerning these situations. In addition, it oversees management’s compliance with our Related Person Transactions Policy, as described in “Certain Relationships and Related Persons Transactions — Policies, Procedures and Practices.”

The report of the Audit Committee appears in this proxy statement under the caption “Report of the Audit and Compliance Committee.”

Compensation Committee.    The Compensation Committee consists of six independent directors. They currently are Mr. Yost (Chair), Mr. Barnes, Mr. Draut, Mr. Hinckley, Ms. Kennard and Mr. Shaffer. The Compensation Committee met eight times in 2011. The Board has determined that all the members of the Compensation Committee are independent, non-employee, outside directors within the meanings of SEC regulations, NYSE listing standards and the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Compensation Committee recommends to the Board policies for executive compensation and approves the remuneration of our CEO, executive officers, and certain other vice presidents, in its sole discretion (collectively, “Senior Officers”). It oversees the administration of the employee equity and cash incentive plans, cash bonus plans, Employee Stock Purchase Plan and certain other compensation and retirement arrangements.

The Compensation Committee acts on elements of Senior Officer compensation at various times during the year. Shortly before the end of each year, the Compensation Committee comprehensively reviews the total compensation of each Senior Officer and relevant peer group comparisons with the Compensation Committee’s outside compensation consultant. Decisions on Senior Officer salaries for the following year are made during the same time period. In the first quarter of each year, the Compensation Committee determines cash incentive plan payments to Senior Officers based on performance achieved during the preceding year. In the same quarter, the Compensation Committee sets the performance metrics for the current year’s cash incentive plan and multi-year performance-based equity grants to Senior Officers, which include our named executive officers. Our annual grants of other forms of equity awards, such as performance-based or other stock options and RSUs, are usually made at the time of the annual meeting of stockholders, historically during the second quarter of the year.

BDO USA, LLP (“BDO”) served as the Board’s outside compensation consultant on various aspects of executive and director compensation for 2011. The Compensation Committee considered findings by BDO in determining 2011 compensation levels for the Senior Officers. Specifically, representatives of BDO attended several scheduled Compensation Committee meetings and provided to the Compensation Committee relevant market data, information on compensation trends and advice on compensation levels for the Senior Officers for 2011. In addition, BDO assisted the Governance Committee with a benchmarking review of non-employee director compensation. BDO did not perform any services on behalf of management, but, with the permission of the Compensation Committee, worked with management on executive compensation matters considered by the Compensation Committee. In connection with 2011 compensation decisions, BDO presented to the Compensation Committee a total compensation analysis for each Senior Officer based on market data provided by BDO at the Compensation Committee’s direction. This was the Compensation Committee’s frame of reference for the Senior Officers 2011 compensation decisions for 2011. Based on this data, BDO made recommendations to the Compensation Committee regarding CEO compensation. The CEO, with the assistance of the Vice President of Human Resources, provided recommendations to the Compensation Committee for the Senior Officers (excluding the CEO), also based on the data provided by the independent consultant.

The Compensation Committee has appointed Exequity, LLP (“Exequity”) as its independent compensation consultant for its evaluation of 2012 compensation for the Senior Officers. Exequity is not engaged to perform any services on behalf of management but, with the approval of the Compensation Committee, may work with management on executive compensation matters considered by the Compensation Committee. The Compensation Committee intends to continue its past practice of annually reviewing a total compensation analysis for each Senior Officer based on market data, and determining the peer group of companies appropriate for benchmarking compensation. As described in the Compensation Discussion and Analysis, in consultation with Exequity, the Compensation Committee has revised the peer group of companies used for evaluating compensation in 2012. Exequity also has conferred with the Governance Committee and the full Board regarding Board compensation matters.

The Compensation Committee’s charter allows it to delegate its authority to subcommittees or other Board committees, and it has used this authority to delegate to the Equity Grant Committee authority to make equity grants to employees who are not executive officers, typically in the case of new hires or promotions; see “Executive Compensation — Compensation Discussion and Analysis — Equity Granting Practices.” The Compensation Committee has used a subcommittee to expedite completion of delegated tasks based upon the full Committee’s direction.

Governance and Nominating Committee.    The Governance Committee consists of five independent directors. The members of the Governance Committee currently are Mr. Lauer (Chair), Ms. Kennard, Mr. Reynolds, Dr. Sample and Mr. Shaffer. The Governance Committee met six times in 2011. The Board has determined that, under the corporate governance rules of NYSE, all the members of the Governance Committee are independent. The Governance Committee’s authority and responsibilities are set forth in a charter adopted by the Board and reviewed annually. That charter is available on our Corporate Governance Webpage.

The Governance Committee reviews and recommends to the Board practices and procedures relating to corporate governance, including the evaluation and recommendation of criteria for membership on the Board and the composition and structure of the Board and its committees. The Governance Committee also reviews succession plans related to the CEO and recommends to the Board the compensation of directors for Board and committee service each year.

The Governance Committee develops and recommends to the Board director succession plans, it evaluates the size of the Board and it considers the qualifications of persons recommended for election to fill vacancies that may occur on the Board from time to time. The Governance Committee also evaluates the qualifications of persons recommended by the stockholders for election to the Board, as disclosed under “Consideration of Director Nominees.”

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee in 2011 were Mr. Draut, Mr. Hinckley, Ms. Kennard and Mr. Yost. None of them had, during 2011 or at any earlier time, served as an officer or employee of Intermec or its subsidiaries. None of our executive officers had, during 2011 or at any earlier time, served as a director or compensation committee member at a company where any member of our Board was an executive officer.

Board Leadership Structure

In accordance with our By-laws, the Board is free to determine whether the roles of principal executive officer and Board chairman should be held by the same person or by two separate individuals. Our Board has determined that having an independent director serve as Chairman of the Board, separate from our CEO, is in the best interests of the Company at this time. The separation of these roles has been useful in providing continuity at the Board-level during a period in which the CEO has been fully engaged in leading significant operational and strategic change in the Company, amidst a time of general economic uncertainty. The Board’s method of overseeing risk management is not a factor in its choice of leadership structure.

The Board’s Oversight of Risk Management

The Board oversees risk management through its standing committees and through the Board as whole. The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, including the guidelines and policies governing the process used by our CEO and senior management to assess and manage the Company’s exposure to risk. Key risk areas identified by management are reviewed with the pertinent committee or the full Board, as deemed appropriate by the Board in consultation with management. For example, the Audit Committee reviews major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, the Governance Committee advises the Board with respect to corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility. The full Board also regularly receives reports, agendas and minutes of the proceedings of its standing committees and, in this way, remains apprised of the risks reviewed by the committees.

Further, the Compensation Committee monitors risks related to the Company’s compensation programs. Our Chief Financial Officer (“CFO”) and our Vice President, Human Resources evaluate whether our compensation policies and practices for our employees present risks reasonably likely to have a material adverse effect on the Company. They also consider whether or how our compensation policies and practices may relate to our material business risks. These officers review their findings with the Compensation Committee. Based on this review, we do not believe that potential risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Board Succession and Consideration of Director Nominees

The Governance Committee annually assesses the size, composition and needs of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise occur, the Governance Committee consults with the full Board. The Board or the Governance Committee may decide either to fill the vacancy or to reduce the size of the Board to eliminate the vacancy. The Board may retain a professional search firm to assist with the identification and evaluation of candidates to fill any vacancy and has typically done so.

The Corporate Governance Guidelines adopted by the Board provide that, beginning January 1, 2013, no director who has attained the age of 72 may stand for reelection to our Board. Consequently, Mr. Lauer, Dr. Sample and Mr. Yost would not be eligible to stand for reelection after the 2012 Annual Meeting of Stockholders. The Corporate Governance Guidelines also provide for term limits under which a director generally may stand for election to our Board at an annual meeting of stockholders up to ten times. Pursuant to the term limit provisions, certain others of our current directors would not be eligible to stand for reelection after the 2014 annual meeting of stockholders. The Board’s decisions to elect Mr. Barnes to the Board in January 2012 and to modify the composition of the standing committees relate to the Board’s consideration of the mandatory retirements that would take place in 2013 if our current directors are reelected.

The Governance Committee has adopted general criteria for nomination to the Board. These general criteria reflect the Corporate Governance Guidelines adopted by the Board, and describe the traits, abilities and experience that, at a minimum, the Governance Committee considers in selecting candidates to recommend for nomination to the Board. The following is a summary of these criteria:

•	Directors should be of the highest ethical character and share the values of the Company, as represented in the Standards of Conduct and in the Corporate Governance Guidelines;

•	Directors should hold or have held a generally recognized position of leadership that demonstrates the ability to exercise sound judgment in a wide variety of matters;

•	A majority of the members of the Board must be independent within the meaning of applicable rules, regulations and listing standards;

•

Directors should be willing to devote a substantial amount of time to Company business so as to understand the Company’s business and keep informed of operations, understand the Company’s reporting system and system of internal controls, and exercise care, balance, fairness and due deliberation in the decision-making process;

•	Directors should have the ability to attend Board meetings, meetings of all committees of which they are members and annual meetings of stockholders;

•	Directors should be able to engage in a free and open exchange of ideas and opinions with other directors at Board and committee meetings;

•	Directors should be able to serve for at least five years before reaching the retirement age of 75, or, beginning in 2013, age 72;

•	Directors are expected to comply with stock ownership guidelines established by the Board; and

•	Directors should be available to offer advice and guidance to the CEO at times other than regularly scheduled Board meetings.

In addition, the Governance Committee may consider a director candidate’s past contributions to the Board as a director, or specific qualities that may be needed to fill a particular vacancy, such as financial expertise and financial literacy for potential members of the Audit Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board in view of the Company’s current and anticipated businesses and strategies. Also, non-employee directors will be expected not to stand for re-election after a professional change in their employment or legal status. The Board retains the authority to make exceptions to this and the 10-year term limit, in the best interests of the Company.

The Board believes that diversity in age, gender, race, ethnic background, geographic origin and exposure, industry and functional or professional experience can bring distinctive skills, perspectives and experiences to the Board and strengthens the team as a whole. The Governance Committee does not have a formal policy with regard to consideration of diversity in identifying director candidates, but uses its subjective judgment in considering this among other factors in candidate selection.

The Governance Committee will consider director candidates recommended by stockholders if they meet the criteria referred to above. Recommendations may be sent to the Governance Committee in care of the

Corporate Secretary at the address set out on the first page of this proxy statement. They must include the following:

•	the candidate’s name and address;

•	a brief biographical statement of the candidate, including his or her occupation for at least the last five years, and a description of his or her qualifications for Board membership; and

•	the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

Any stockholder recommendation of a director candidate for election at the 2013 Annual Meeting must be received no later than December 13, 2012, in order for the Governance Committee to consider it.

Section 2.7 of our By-Laws establishes an alternative procedure for stockholders of record to nominate persons for election to our Board at an annual meeting. The By-Laws do not provide for such nominations to be included in our proxy statement and proxy card. A stockholder who intends to make a nomination at the annual meeting must give timely notice in writing to the Corporate Secretary as set out in our By-Laws. For nominations to be made at the 2013 Annual Meeting, notice must be delivered to the Corporate Secretary at the address set out on the first page of this proxy statement no earlier than January 22, 2013 and no later than February 21, 2013. If, however, the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2012 Annual Meeting, then notice must be delivered not earlier than 120 days before the 2013 Annual Meeting and not later than 90 days before the 2013 Annual Meeting or, if we provide less than 100 days’ advance notice of the date of the 2013 Annual Meeting, not later than ten days following the day on which public announcement of the date of the 2013 Annual Meeting is first made.

DIRECTOR COMPENSATION

Our non-employee directors are currently compensated pursuant to the terms of our Director Compensation Program (the “2008 NED Program”), first adopted by our Board in 2008. The 2008 NED Program is intended to remain in effect until amended or terminated by the Board, but may be amended from time to time.

Through 2011, the 2008 NED Program consisted of annual retainer fees paid in cash or stock; meeting fees paid in cash or stock; stock options; and restricted deferred stock units (“RDSUs”). Directors may also elect to defer their annual retainers and meeting fees as deferred cash or deferred stock under the Director Deferred Compensation Plan. Directors who are employees of the Company are not eligible to participate in the 2008 NED Program. Equity awards are made pursuant to the 2008 NED Program from shares authorized under our 2008 Omnibus Incentive Plan, as amended in 2011 (the “2008 Plan”).

In 2012, as part of our continuing effort to contain operating costs, our Board voted to reduce to $100,000 the value of the annual equity grants to be made to each director under the 2008 NED Program. The Board also voted to change the form of the annual equity grant to consist only of restricted stock units (“RSUs”); both stock options and RDSUs are discontinued. These changes resulted from a review of director compensation practices with the assistance of the Board’s current outside compensation consultant. The data reviewed included comparative benchmarking relative to the peer companies we use to benchmark executive compensation.

The following describes amounts payable to our non-employee directors during 2011.

Retainer Fees.    Directors receive an annual retainer fee for Board service, which was $40,000 for 2011. The non-executive Chairman of the Board and each director who serves as Chair of a Board committee also receive an additional annual retainer fee. The annual retainer for a non-executive director serving as Chairman of the Board is $80,000. The annual retainers for service as Chair of the Audit Committee, Compensation Committee and Governance Committee were $15,000, $10,000 and $10,000, respectively, for 2011. Our current non-executive Chairman, Allen J. Lauer, has declined to accept any retainer for his service as chairman of the Governance Committee although he is eligible for such a retainer. Retainer fees are denominated in cash and paid in cash at the end of the quarter in which earned unless the director elects to receive the retainer in the form of Intermec common stock or defers the retainer into a deferred cash or stock account under the Director Deferred Compensation Plan. The number of shares or deferred stock units is determined after the end of the quarter in which earned and is based on the fair market value of Intermec common stock. Under the 2008 NED Program, “fair market value” is the closing price of Intermec common stock on the first business day after the end of the pertinent quarter.

Meeting Fees.    Directors receive fees for attendance at Board and committee meetings. The meeting attendance fees are denominated in cash and paid, at the election of the director, in cash or shares of Intermec common stock after the end of the quarter in which earned. The number of shares is determined based on the fair market value of Intermec common stock as described in the preceding paragraph. In 2011, unless deferred, each director received a fee of $2,000 for each meeting of the Board attended and for each meeting of a committee of the Board that the director attended and of which the director was a member.

Deferred Compensation.    Directors may defer all or part of their retainer fees or meeting fees into a deferred cash or deferred stock account under our Director Deferred Compensation Plan. Each director’s deferred stock account is credited with a number of deferred stock units determined based on the dollar amount deferred divided by the fair market value of Intermec common stock on the first business date after the end of the pertinent quarter. The deferred cash account is credited with the amount of cash deferred. Credits to the deferred stock and deferred cash accounts are made on the first business day following the end of each quarter. Deferred cash accounts accrue earnings at a rate equal to the prime rate. Transfers between the stock account and the cash account are not permitted. Payment of deferred amounts generally begins in the January following the year in which a director leaves the Board. Directors may elect in advance to receive deferred amounts as a lump sum or in 2 to 15 substantially equal annual installments.

Stock Options and Restricted Deferred Stock Units.    The Black-Scholes value of stock options awarded to each non-employee director in 2011 was $80,000. The value of RDSUs awarded to each non-employee director in 2011, based on the fair market value of our common stock on the date of grant, also was $80,000. Annual option grants generally vest and become exercisable in four equal installments on the first business day of each fiscal quarter, beginning on the date of grant, and generally expire seven years from the date of grant, subject to earlier termination if the director ceases service as a director. RDSU grants become fully vested at the following annual meeting, provided a director continues to serve on the Board during that period. All RDSU grants to directors are automatically deferred into and subject to the Director Deferred Compensation Plan.

Restricted Stock Units.    As noted above, in 2012 the Board amended the 2008 NED Program, to replace the annual grants of stock options and RDSUs with an annual grant of RSUs. The value of the annual grant to each director also was reduced from an aggregate of $160,000 to a total of $100,000. These amendments were made before Mr. Barnes joined the Board in January 2012. Pursuant to the 2008 NED Program, when he joined the Board Mr. Barnes received an RSU grant equal to a pro rata portion of the amended annual grant, based on length of time until the anniversary date of the 2011 annual meeting of stockholders, for a total of 4,437 RSUs with a grant date fair value of $34,697.

Our directors were compensated in 2011 only as described above and do not participate in any other Intermec benefit plans. We pay or reimburse directors for lodging, travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

The following table sets forth information regarding the compensation for each of our non-employee directors during 2011. Mr. Barnes was not a member of the Board in 2011 and therefore is not included on the following table or footnotes.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards (c) ($)	Total ($)
Eric J. Draut	$—	$162,000	$80,000	$242,000
Gregory K. Hinckley	86,000	80,000	80,000	246,000
Lydia H. Kennard	82,000	80,000	80,000	242,000
Allen J. Lauer	146,000	80,000	80,000	306,000
Stephen P. Reynolds	44,000	120,000	80,000	244,000
Steven B. Sample	80,000	80,000	80,000	240,000
Oren G. Shaffer	87,000	80,000	80,000	247,000
Larry D. Yost	80,000	80,000	80,000	240,000

(a)	The amounts reported represent the total amount of retainer and meeting fees for 2011 that were denominated in cash and that were (i) paid in cash or (ii) at the election of the director, deferred into a deferred cash account or a deferred stock unit account. Mr. Lauer, Mr. Shaffer and Mr. Yost elected to receive their meeting fees and retainer fees in the form of deferred stock units. The following table sets forth the number of deferred stock units each of these directors received, by quarter. Fractional shares are settled in cash. The “grant date fair value” is the cash-denominated amount of meeting fees and retainer fees due, based on the fair market value of Intermec common stock on the first business day after the end of the pertinent quarter.

Name	Period	Deferred Stock Units (#)	Grant Date Fair Value ($)
Mr. Lauer	1st quarter 2011	3,717.4721	40,000
	2nd quarter 2011	3,243.2432	36,000
	3rd quarter 2011	5,990.0166	36,000
	4th quarter 2011	4,715.6727	34,000

Mr. Shaffer	1st quarter 2011	2,393.1227	25,750
	2nd quarter 2011	1,959.4594	21,750
	3rd quarter 2011	3,286.1896	19,750
	4th quarter 2011	2,739.2510	19,750

Mr. Yost	1st quarter 2011	2,276.9517	24,500
	2nd quarter 2011	1,846.8468	20,500
	3rd quarter 2011	3,078.2029	18,500
	4th quarter 2011	2,288.4881	16,500

(b)	The amounts reported represent the aggregate grant date fair value computed during the year ended December 31, 2011, in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), with respect to (i) shares of common stock directors elected to receive in lieu of cash retainer fees and meeting fees and (ii) RDSUs granted to directors in 2011. Mr. Draut and Mr. Reynolds elected to receive their retainer fees in the form of shares of Intermec common stock, and Mr. Draut elected to receive his meeting fees in the form of shares of Intermec common stock. The number of shares is determined quarterly, by dividing the cash-denominated amount due by the fair market value of Intermec common stock on the first business day after the end of the pertinent quarter, which constitutes the FASB ASC Topic 718 grant date fair value for these awards.

The following table sets forth for each director the number of shares or deferred stock units of Intermec common stock received, and the grant date fair value of such shares computed in accordance with FASB ASC Topic 718. Fractional shares are paid or settled in cash.

Name	Period	Shares or Deferred Stock Units (#)	Grant Date Fair Value ($)
Mr. Draut (retainer fees and meeting fees)	1st quarter 2011	2,416.3569	$26,000
	2nd quarter 2011	1,801.8018	20,000
	3rd quarter 2011	3,327.7870	20,000
	4th quarter 2011	2,219.1401	16,000

Mr. Reynolds (retainer fees)	1st quarter 2011	929.3680	$10,000
	2nd quarter 2011	900.9009	10,000
	3rd quarter 2011	1,663.8935	10,000
	4th quarter 2011	1,386.9626	10,000

Each director	Annual RDSU	6,700.0000	$80,000

(c)	The amounts reported represent the aggregate grant date fair value computed during the year ended December 31, 2011, in accordance with the provisions of FASB ASC Topic 718 with respect to stock options granted in 2011. The exercise price is equal to the fair market value of Intermec common stock on the date of grant, which, pursuant to the 2008 NED Program, is the closing price per share of common stock as reported on the NYSE on that date. The grant date fair value for the options granted on May 25, 2011 was $4.48 per share. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of the stock options.

The following table sets forth for each director the aggregate number of stock options outstanding as of December 31, 2011.

Name	Number of Stock Options (#)
Mr. Draut	39,021
Mr. Hinckley	91,905
Ms. Kennard	101,905
Mr. Lauer	104,405
Mr. Reynolds	74,405
Dr. Sample	114,405
Mr. Shaffer	67,556
Mr. Yost	104,405

At no cost to Intermec, our directors are eligible to obtain matching contributions from The Intermec Foundation (the “Foundation”) for contributions they make to schools and educational institutions. The Foundation is a nonprofit, tax-exempt charitable foundation that was formed and funded in 1993 by our former parent company, Litton Industries. We have never contributed any assets to the Foundation, and all Foundation costs have been paid using Foundation assets. The Foundation makes grants to schools (kindergarten through grade 12), supports a scholarship competition for children of employees, makes matching donations to other educational institutions and donates to community charities or projects. The amounts in the 2011 Director Compensation Table do not include the following amounts for which the Foundation has made or will make a matching contribution in 2011 or 2012 in respect of contributions made by directors in 2011 to tax-exempt educational institutions.

Name	Matching Contribution to Tax-Exempt Educational Institutions ($)
Mr. Draut	$10,000
Mr. Hinckley	17,250
Ms. Kennard	5,000
Mr. Lauer	10,000
Dr. Sample	10,000
Mr. Yost	5,000

Director Ownership Guidelines

Our stock ownership guidelines for directors suggest that directors retain from the compensation paid to them by us a total of Intermec common stock and derivatives of our common stock equal in value (calculated at the current market price) to five times the current annual retainer fee under the 2008 NED Program, which would be $200,000 based on 2011 compensation levels. In January 2012 the stock ownership guidelines were reduced to three times the retainer fee, which would be $120,000 based on 2011 compensation levels. Shares purchased by a director also count toward meeting the ownership guidelines. The guidelines also suggest that a new director should accumulate this amount within five years from the commencement of service on the Board. All of our Directors currently meet the ownership guidelines.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Board, pursuant to our By-Laws, has set the current number of directors at ten. Each director is subject to election at each annual meeting of stockholders. Accordingly, if elected, each director would serve a one-year term expiring at the 2013 Annual Meeting or until their successors are elected and qualified. Our Restated Certificate of Incorporation provides that the directors will be elected by a majority of the votes cast at the meeting. Our Board has a current policy of mandatory retirement from the Board at the annual meeting following a director’s 75th birthday; however, effective January 1, 2013, mandatory retirement will apply at the annual meeting following a director’s 72nd birthday.

The nominees for election listed below have been nominated by the Board and are all currently members of the Board. The following information presents each nominee’s age, current Intermec Board committee membership, past five years’ business experience and public board experience, other current business or professional activities, and educational background, all as of March 28, 2012 unless otherwise noted. Each statement also includes a brief description of specific qualifications, experience and skills considered by the Board in selecting the nominee, in addition to the qualifications and considerations applicable to the selection of all nominees, as described in “Corporate Governance — Board Succession and Consideration of Director Nominees.” All nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any nominee declines or is unable to serve as a director, proxies will be voted for the election of such other person as the Board may select, or the number of authorized directors may be reduced.

RECOMMENDATION

The Board of Directors unanimously recommends that you

vote FOR the election of each of the following nominees:

KEITH L. BARNES, age 60.    Mr. Barnes served as Chairman of the Board of Verigy Ltd, a provider of advanced automated test equipment and solutions for the semiconductor test industry, from 2008 through June 2011, when the company was acquired by Advantest; he also served as Verigy’s Chief Executive Officer from 2006 through 2010. Mr. Barnes has been a director of Intermec since January 2012. He is a member of the Audit Committee and the Compensation Committee. Mr. Barnes served as Chairman and Chief Executive Officer of Electroglas, Inc., an integrated circuit probe manufacturer from 2003 through 2006. Beginning in 2011, Mr. Barnes was elected to serve on the Boards of Directors of Spansion, Inc. (a “flash” memory chip maker that designs, develops and manufactures “NOR” flash memory products), and JDS Uniphase Corporation (a provider of optical products and test and measurement solutions for the communications industry). He also serves as a director of the San Jose State University Foundation Board and the Classic Wines Auction Board. Mr. Barnes received a Bachelor of Science in environmental sciences from California State University, San Jose.

Mr. Barnes has extensive experience in leading and managing technology companies, such as ours, including in corporate and business strategy and global operations. He brings to our Board his experience as the chief executive officer of a technology company and his experience and perspectives gained from serving on the boards of other public companies.

PATRICK J. BYRNE, age 51.    Mr. Byrne is Chief Executive Officer and President of Intermec. Prior to joining Intermec in these capacities in 2007, Mr. Byrne served as a Senior Vice President and President of the Electronic Measurement Group of Agilent Technologies Inc., a bio-analytical and electronic measurement company, from February 2005 to March 2007. Prior to assuming that position, Mr. Byrne served as Vice President and General Manager for Agilent’s Electronic Products and Solutions Group’s Wireless Business Unit from September 2001 to February 2005. He served as Vice President for Agilent’s Electronic Products and Solutions Group’s Product Generation Units from 1999 to 2001. Mr. Byrne has been a director of Flow International Corporation (provider of ultrahigh-pressure waterjet technology and robotics equipment) since May 2010, and Micron Technology, Inc. (global manufacturer of advanced solid state semiconductor solutions) since

April 2011. Mr. Byrne received a Bachelor of Science Degree in Electrical Engineering from the University of California, Berkeley, and a Master of Science in electrical engineering from Stanford University. Mr. Byrne has extensive management experience in technology industries and markets, such as ours.

Mr. Byrne was nominated to continue to serve as a director due to his day-to-day leadership and knowledge of our business as our Chief Executive Officer, which provides the Board with Company-specific experience and insights.

ERIC J. DRAUT, age 54.    Mr. Draut is the former Executive Vice President and Chief Financial Officer of Unitrin, Inc., a financial services provider specializing in insurance products, and served in those positions from February 2002 and February 1997, respectively, until September 2010. He was also a director of Unitrin from 2002 until September 2010. Mr. Draut has been a director of Intermec since October 2008. He is the Chair of the Audit Committee, and a member of the Compensation Committee. Mr. Draut has served as a Director of Special Value Continuation Fund, LLC and Special Value Continuation Partners, LP (registered investment funds) since February 2011. The funds are now a business development corporation and Mr. Draut is a director of this entity and its public holding company, TCP Capital Corp. He also serves as Treasurer and a member of the Board of Directors of Lutheran Social Services of Illinois. Mr. Draut received a Bachelor of Science Degree in accounting from the University of Illinois at Urbana-Champaign and a Masters Degree in Business Administration from the J.L. Kellogg School of Management at Northwestern University. Mr. Draut is also a Certified Public Accountant.

Mr. Draut was nominated to continue to serve as a director due to his extensive experience with financial reporting, risk management and knowledge of capital markets that he acquired as Chief Financial Officer and director of a public company offering financial services and insurance products. Mr. Draut provides the Board insights and guidance regarding finance, accounting and risk management matters.

GREGORY K. HINCKLEY, age 65.    Mr. Hinckley is President and a director of Mentor Graphics Corporation, a provider of electronic design automation software and systems, and has served in that capacity since 1999. He joined Mentor Graphics as Executive Vice President, Chief Operating Officer and Chief Financial Officer in 1997. Mr. Hinckley has been a director of Intermec since 2004. He is a member of the Audit Committee and the Compensation Committee. He also serves on the Boards of Super Micro Computer, Inc. (developer and seller of energy-efficient, application optimized server solutions) and SI Bone, Inc. (medical device company). Mr. Hinckley previously served on the Board of Amkor Technology Inc. (provider of contract semiconductor assembly and test services) from 1997 to 2007. He also serves as Advisory Director of Portland State University Engineering School. Mr. Hinckley holds a Bachelor of Arts Degree in Math and Physics from Claremont McKenna College, a Master’s Degree in Applied Physics from the University of California, San Diego, and a Master’s Degree in Business Administration from Harvard Business School. He is also a Certified Public Accountant.

Mr. Hinckley was nominated to continue to serve as a director due to his extensive experience in leading and managing technology companies that operate globally, such as ours, including direct responsibility for financial functions and financial and accounting matters. He also brings to our Board his experience and perspectives gained from serving on the boards of other public companies.

LYDIA H. KENNARD, age 57.    Ms. Kennard has served as a principal of Airport Property Ventures, LLC, a developer and operator of aviation facilities, since March 2007. She also serves as Chief Executive Officer and Chair of the Board of KDG Construction Consulting, a family-owned construction and program management firm, which was incorporated in 1984. Ms. Kennard has been a director of Intermec since 2003, and is a member of the Compensation Committee and the Governance Committee. She also serves as a director of URS Corp. (provider of engineering, construction and technical services around the world). She served on the Board of AMB Property Corporation (owner, operator and developer of industrial real estate in the Americas, Europe and Asia) from 2004 until it acquired Prologis, Inc. in 2011. She currently sits on the Board of Prologis, Inc. She also serves as a director of the UniHealth Foundation and as a trustee for the RAND Corporation, the University of Southern California and the Marlborough School. She also served as a member of the California Air Resources Board from 2004 until 2011. Ms. Kennard served as a director of IndyMac Bancorp, Inc. (former savings and loan association) from 2002 to 2008. Ms. Kennard holds a Bachelor of Arts Degree in urban planning and management from Stanford University, a Master’s Degree in city planning from Massachusetts Institute of Technology and a Juris Doctorate from Harvard Law School.

Ms. Kennard was nominated to continue to serve as a director due to her prior executive and operational experience with a variety of public and private businesses and institutions, including those with business operations similar to some of our customers. This experience positions her to contribute to the Board her leadership skills and critical insights into the operational requirements of a large company. She also brings to our Board her knowledge of the management and governance of public companies based on her experience as a director of several public companies.

ALLEN J. LAUER, age 74.    Mr. Lauer is Retired Chairman of the Board of Varian, Inc., a supplier of scientific instruments and vacuum technologies. Mr. Lauer served as the Chairman of Varian from 2002 through February 2009. He served as Chief Executive Officer of Varian from 1999 until his retirement from that position on December 31, 2003. Mr. Lauer has been a director of Intermec since 2003 and has served as the non-executive Chairman of the Board and the Chair of the Governance Committee since July 2007. He also served as a director of Immunicon Corporation (developer of cell- and molecular-based human diagnostic and life science research products) from 2003 to 2008. Mr. Lauer holds a Bachelor of Science Degree in Electrical Engineering from Stanford University and a Master’s Degree in Business Administration from the University of California, Berkeley.

Mr. Lauer was nominated to continue to serve as a director due to his many years of management experience leading technology businesses, including corporate and business strategy and global operations. He brings to our Board his experience as the chief executive officer of a technology company and his experience and perspectives gained from serving on the boards of other public companies, including as non-executive chairman.

STEPHEN P. REYNOLDS, age 64.    Mr. Reynolds is an advisor with PreferWest LLC and the Managing Director of Loblolly Estates LLC. Mr. Reynolds was formerly the Chairman, President and Chief Executive Officer of Puget Energy, Inc., a regulated Washington State utility, and of its wholly owned utility subsidiary, Puget Sound Energy, Inc. He served as President and Chief Executive Officer from 2002 until his retirement in March 2011. Mr. Reynolds also held the position of Chairman from 2005 through February 2009. Mr. Reynolds has been a director of Intermec since 2005 and is a member of the Audit Committee and the Governance Committee. He also serves on the Board of Green Diamond Resource Company (private forestry resources and timber company), and is the Chairman of Imperium Renewables, Inc. (bio-fuel refining company). He is a former Board member of the Edison Electric Institute (association of shareholder-owned U.S. electrical utilities), and the American Gas Association (association of U.S. natural gas companies). Mr. Reynolds also served on the Board of Oregon Steel Mills, Inc. (steel production company) from 1999 to 2007. He also serves on the Boards of The ArtsFund of Seattle, the 5th Avenue Theatre, The Tateuchi Center for the Arts, The Nature Conservancy of Washington and The Bonneville Environmental Foundation. Mr. Reynolds holds a Bachelor of Arts Degree in Economics from the University of California, Berkeley and a Master’s Degree in Business Administration from the University of Oregon.

Mr. Reynolds was nominated to continue to serve as a director due to his extensive experience as a director and chief executive of public companies, including those with business operations similar to certain of our customers. He brings to our Board his experience and perspectives on issues of corporate strategy.

STEVEN B. SAMPLE, age 71.    Dr. Sample has been President Emeritus of the University of Southern California since August 2010, prior to which he was President of University of California from 1991 to August 2010. Dr. Sample has been a director of Intermec since 1997 (and its predecessor companies before that) and is a member of the Audit Committee and the Governance Committee. He also serves as a life trustee of the University of Southern California, and as a director of the Santa Catalina Island Company (real estate development), and the AMCAP Fund, Inc., the American Mutual Fund, Inc., the Investment Company of America, Inc. and the Global Balanced Funds, Inc. (investment funds). Dr. Sample is also a director and trustee of the Eisenhower Medical Center, an emeritus trustee of the Regenstrief Medical Foundation and Institute, the Chairman Emeritus of the Association of Pacific Rim Universities, the past Chairman and a current member of the Association of American

Universities, and a former director of the American Council on Education. Dr. Sample’s former directorships include William Wrigley Jr. Company (manufacturer of chewing gum and confections) from 1997 to 2008, Advanced Bionics Corporation (private developer of cochlear implant systems) from 1999 to 2005, the Presley Companies (residential homebuilder and community developer) and the J. Paul Getty Trust. Inc. (cultural and philanthropic institution that focuses on the visual arts). Dr. Sample holds a Bachelor of Science, a Master of Science and a Ph.D. in Electrical Engineering from the University of Illinois at Urbana-Champaign.

Dr. Sample was nominated to continue to serve as a director due to his extensive experience in leading and administering large organizations, including world-recognized academic institutions, and public and private businesses. He brings to our Board his experience and perspectives on the management and governance of large organizations based on his experience of serving on the boards of other public and also private for-profit organizations.

OREN G. SHAFFER, age 69.    Mr. Shaffer is the Retired Vice Chairman and Chief Financial Officer of Qwest Communications International Inc. (now CenturyLink), a telecommunications provider, having served in that capacity from 2002 to 2007. From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, which develops intelligent optical networking solutions for telecommunications applications. Mr. Shaffer has been a director of Intermec since 2005 and served as the Chair of the Audit Committee from July 2007 until February 2012. He currently is a member of the Compensation Committee and Governance Committee. Mr. Shaffer also serves on the Boards of Terex Corporation (diversified global manufacturer of capital equipment), Demag Cranes AG (leading supplier of industrial cranes, crane components, harbour cranes and port automation technology), Belgacom S.A. (provider of fixed and mobile telephone, internet and television services in Benelux), and XPO Logistics, Inc. (third-party logistics provider). Mr. Shaffer previously served on the Boards of Thai Capital Fund, Inc. (non-diversified, closed-end management investment company, Japan Equity Fund, Inc. (closed-end management investment company) and Singapore Fund, Inc. (closed-end equity mutual fund) Mr. Shaffer holds a Bachelor of Science Degree in Finance and Business Administration from the University of California, Berkeley and a Master of Science Degree in Management from the Sloan School of Management, Massachusetts Institute of Technology.

Mr. Shaffer was nominated to continue to serve as a director due to his extensive experience in leading and managing U.S.-based global businesses, including direct responsibility for financial functions and financial and accounting matters. He also brings to our Board his knowledge of the management and governance of public companies that have international operations based on his experiences as a director of other public companies with international operations, including firms based outside the United States.

LARRY D. YOST, age 74.    Mr. Yost is the Retired Chairman of the Board and Chief Executive Officer of ArvinMeritor, Inc., a global supplier of a broad range of integrated systems and components to the motor vehicle industry. He served in those positions from 2000 to August 2004. From 1997 until the 2000 merger of Arvin, Inc. and Meritor Automotive, Inc., Mr. Yost was Chairman and Chief Executive Officer of Meritor, a supplier of automotive components and systems. Mr. Yost has been a director of Intermec since 2002 and has served as Chair of the Compensation Committee since January 2005. He also serves as the Lead Director of Kennametal, Inc. (global supplier of tooling, engineered components and advanced materials). He served as a director of Actuant Corporation (diversified industrial manufacturer of industrial tools and other products, formerly Applied Power Inc.) from 2004 until he retired from that position in January 2009. He also served as a director of Milacron Inc. (global supplier of plastics-processing technologies and industrial fluids) from 2004 until February 2009, including at various periods as its lead outside director and as its Chairman of the Board. Mr. Yost holds a Bachelor of Science from Milwaukee School of Engineering.

Mr. Yost was nominated to continue to serve as a director due to his many years of management experience as a chief executive officer and senior executive of large business organizations with extensive supply chain operations similar to our own and those of certain of our customers. He also brings to our Board his knowledge of the management and governance of public companies based on his experience gained from serving on the boards of other public companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of shares of common stock beneficially owned, directly or indirectly, by the parties that reported beneficial ownership of more than 5% of our outstanding common stock, as indicated in the applicable Schedule 13D or Schedule 13G, and by each director, each executive officer named in the Summary Compensation Table included in this proxy statement (the “named executive officers”), and all of our directors and executive officers as a group, as of March 16, 2012, unless otherwise noted.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock that a person has a right to acquire within 60 days of March 16, 2012, or, with respect to 5% beneficial owners, as calculated in the applicable Schedule 13D or Schedule 13G, are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, if applicable.

Beneficial Owners of More than 5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (h)

Cramer Rosenthal McGlynn LLC	8,567,753	(a)	14.32%
520 Madison Ave
New York, NY 10022

Kemper Corporation Master Retirement Trust.	5,857,680	(b)	9.79%
One East Wacker Drive
Chicago, IL 60601

GAMCO Investors, Inc.	5,597,920	(c)	9.36%
One Corporate Center
Rye, NY 10580

Wells Fargo & Company	5,146,678	(d)	8.60%
420 Montgomery Street
San Francisco, CA 94104

BlackRock, Inc.	4,089,249	(e)	6.84%
40 East 52nd St.
New York, NY 10022

(a)	Information presented is based on a Schedule 13G/A filed on February 13, 2012 by Cramer Rosenthal McGlynn LLC. According to the Schedule 13G/A, as of December 31, 2011, Cramer Rosenthal McGlynn LLC reported that it beneficially owned 8,567,753 Intermec shares, of which it had sole power to vote 8,197,878 shares and sole power to dispose of 8,567,753 shares.

(b)	Information presented is based on a Schedule 13G/A filed on February 14, 2012 by Kemper Corporation Master Retirement Trust, a successor-in-interest to an affiliate of Unitrin, Inc. According to the Schedule 13G/A, as of December 31, 2011, Kemper Corporation Master Retirement Trust reported that it beneficially owned and had sole power to vote and dispose of 5,857,680 Intermec shares. According to the Schedule 13G/A, Fiduciary Counselors Inc., retained as an independent fiduciary, is responsible for reviewing and approving the process for management of the Intermec stock, subject to certain limitations.

(c)

Information presented is based on a Schedule 13D/A, filed on December 2, 2011, by GAMCO Investors, Inc. Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., Teton Advisors, Inc., GGCP, Inc. and Mario J. Gabelli. According to the Schedule 13D/A, as of December 1, 2011, GAMCO Investors, Inc. reported that it beneficially owned and had sole power to vote and dispose of 3,000 Intermec shares. Gabelli Funds, LLC reported that it beneficially owned and had sole power to vote and dispose of 769,500 Intermec shares. GAMCO Asset Management Inc. reported that it beneficially owned and had sole power to dispose of 4,786,420 Intermec shares, of which it had sole power to vote 4,505,920 shares. Gabelli Securities, Inc. reported that it beneficially owned and had sole power to vote and dispose of 3,000 Intermec shares. MJG Associates, Inc. reported that it beneficially owned and had sole power to vote and dispose of 10,000 Intermec shares. Teton Advisors, Inc. reported that it beneficially owned and had sole power to vote and dispose of 16,000 Intermec shares. Mario J. Gabelli reported that he beneficially owned and had sole power to vote and dispose of 10,000 Intermec shares, and GGCP, Inc. reported beneficial ownership of 0 Intermec shares. According to the Schedule 13D/A, Mr. Gabelli either directly or indirectly controls or acts as chief investment officer for the above entities.

(d)	Information presented is based on a Schedule 13G/A, filed on January 25, 2012, by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. According to the Schedule 13G/A, as of December 31, 2011, Wells Fargo & Company reported that it beneficially owned 5,146,678 Intermec shares, of which it had sole power to vote 5,066,419 shares, sole power to dispose of 5,132,783 shares and shared power to dispose of 5,985 shares. Wells Capital Management Incorporated reported that it beneficially owned 5,051,602 Intermec shares, of which it had sole power to vote 1,154,270 shares and sole power to dispose of 5,051,602 shares. Wells Fargo Funds Management, LLC reported that it beneficially owned and had sole power to vote 3,882,187 Intermec shares, of which it had sole power to dispose of 67,370 shares.

(e)	Information presented is based on a Schedule 13G/A filed on February 13, 2012, by BlackRock, Inc. According to the Schedule 13G/A, as of December 30, 2011, BlackRock, Inc. reported that it was beneficial owner and had sole power to vote and dispose of 4,089,249 Intermec shares.

(f)	The percent of class outstanding reported on this table is based on 59,829,028 shares of our common stock outstanding as of March 16, 2012.

Beneficial Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 16, 2012, for each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Except as otherwise indicated, and except to the extent that any transfers of shares of restricted stock and of restricted stock units are prohibited prior to the satisfaction of the terms of the award, each director and named executive officer either has sole investment and voting power with respect to the securities shown or shares investment and/or voting power with that individual’s spouse.

Directors and Officers	Amount and Nature of Beneficial Ownership		Percent of Class (g)	Other Stock Equivalents (h)
Keith L. Barnes	12,000		*	4,437
Patrick J. Byrne	563,726	(a)	*	275,476
Eric J. Draut	70,790	(a)	*	29,171
Robert J. Driessnack	195,505	(a)(b)(c)	*	69,578
Dennis A. Faerber	139,917	(a)	*	69,578
Gregory K. Hinckley	102,427	(a)	*	24,462
Lydia H. Kennard	108,470	(a)	*	24,462
Allen J. Lauer	105,405	(a)(d)	*	98,968
James P. McDonnell	59,886	(a)	*	47,058
Stephen P. Reynolds	91,238	(a)	*	24,462
Steven B. Sample	114,905	(a)(e)	*	47,969
Oren G. Shaffer	77,556	(a)	*	62,041
Earl R. Thompson	83,928	(a)	*	69,578
Larry D. Yost	108,405	(a)	*	76,999
All directors and executive officers (14 persons)	1,834,158	(f)	3.00%

*	Less than 1%.

(a)	Includes the following shares of common stock subject to outstanding options that were exercisable as of March 16, 2012, or that become exercisable within 60 days thereafter, and other equity awards vesting within 60 days thereafter:

Board of Directors	Shares
Mr. Draut	39,021
Mr. Hinckley	91,905
Ms. Kennard	101,905
Mr. Lauer	104,405
Mr. Reynolds	74,405
Dr. Sample	114,405
Mr. Shaffer	67,556
Mr. Yost	104,405

Named Executive Officers	Shares
Mr. Byrne	415,386
Mr. Driessnack	93,087
Mr. Faerber	119,087
Mr. McDonnell	47,809
Mr. Thompson	56,337

(b)	Includes 48,500 shares held by The Intermec Foundation (the “Foundation”). Voting and investment power with respect to these shares is exercised by the Foundation’s officers, who are elected by the directors of the Foundation. Mr. Driessnack is a director of the Foundation, along with other employees of Intermec. By virtue of his ability to elect the officers of the Foundation, he may be deemed indirectly to beneficially own such shares for certain purposes within the meaning of the SEC regulations referred to above. These shares are included only once in the total of “All directors and executive officers.”

(c)	Includes 31,475 shares held by the Intermec Pension Plan. Voting and investment power with respect to these shares is exercised by the committee appointed by the Board of Directors comprising Mr. Driessnack and other employees of Intermec. These shares are included only once in the total of “All directors and executive officers.”

(d)	Includes 1,000 shares held by a family trust of which Mr. Lauer is a trustee.

(e)	Includes 500 shares held by a family trust of which Dr. Sample is a trustee.

(f)	Includes 1,429,713 shares subject to outstanding options that were exercisable as of March 16, 2012 or within 60 days thereafter, and other equity awards vesting within 60 days thereafter.

(g)	The percent of class outstanding reported in this table is based on 59,829,028 shares of our common stock outstanding as of March 16, 2012.

(h)	Includes derivatives held by our directors and named executive officers and which are outstanding at March 16, 2012. Such derivatives include RSUs, PSUs and PBRSUs for our named executive officers, and for our directors, RDSUs, RSUs and deferred stock account units credited in accordance with the Director Deferred Compensation Plan. See “Director Compensation” and “Executive Compensation — Compensation Discussion and Analysis — Components of the Executive Compensation Program — Long-Term Equity Incentive Program” for terms and conditions of the derivatives.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC and NYSE. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

Based on our review of the reports we have received and written representations that no other reports were required for 2011, we believe that all Section 16(a) reporting requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities in 2011 were satisfied on a timely basis, except that, due to administrative and technical difficulties at the Company, 14 Form 4 reports and 14 transactions on behalf of our directors and executive officers were filed late. The directors for whom reports were filed late (and the number of such reports) are: Mr. Draut (2), Mr. Lauer (2), Mr. Reynolds (2), Mr. Shaffer (2), and Mr. Yost (2). The executive officers for whom reports were filed late (and the number of such reports) are: Mr. Driessnack (1), Mr. Faerber (1), Mr. McDonnell (1), and Mr.  Thompson (1).

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Policies, Procedures and Practices

Our Board of Directors has adopted a written policy and procedure (the “Procedure”) for the Audit Committee’s review and approval or ratification of transactions with a related person that must be disclosed under the SEC’s disclosure rule for related person transactions (Item 404(a) of Regulation S-K). Under the Procedure, our directors, officers and employees are generally required to promptly report related person transactions to our General Counsel. There are special processes for transactions involving the General Counsel or a member of the Audit Committee so that these matters are addressed by disinterested persons.

The Procedure requires that a list of related person transactions be compiled and reviewed regularly, and that our directors and officers report any related person transactions that are not on the list. We also regularly review our accounts payable and accounts receivable data to determine whether there are any previously unreported related person transactions. The Procedure requires us to evaluate our controls and procedures for reporting related person transactions and make changes as appropriate.

A transaction covered by the Procedure and identified before being entered into generally must be submitted to the Audit Committee for approval before the transaction is consummated. Otherwise, the transaction must be revocable in the event it is not approved or ratified by the Audit Committee at its next regular or special meeting. There are categories of transactions that are deemed to be pre-approved, generally because they are under $120,000 in value or are not required to be disclosed pursuant to SEC rules. These latter transactions are disclosed to the Audit Committee at least annually. Previously approved or ratified related person transactions that remain ongoing also are to be reviewed at least annually. In deciding whether to approve or ratify a related person transaction, the Audit Committee considers a number of factors to determine whether the transaction is in the best interests of the Company, including, among others, the purpose and potential benefit of the transaction to us, the extent of the related person’s interest in the transaction and the terms of the transaction in relation to doing such a transaction with an unrelated third party.

Certain Transactions

Based on its holdings reported on a Schedule 13G/A filed with the SEC, Wells Fargo & Company (“Wells Fargo”) beneficially owned more than eight percent of our common stock as of December 31, 2011. We have entered into certain arrangements with Wells Fargo Bank, National Association (the “WFB”), which is a subsidiary of Wells Fargo.

We are a party to a Secured Revolving Credit Facility (the “Revolving Facility”) with WFB with a maximum amount available under the Revolving Facility of $150.0 million. The Revolving Facility, which has a maturity date of December 31, 2014, includes financial covenants and is secured by pledges of equity in certain assets of our domestic subsidiaries and guaranties of payment obligations from certain of our domestic subsidiaries. During 2011, the highest level of borrowings outstanding under the Revolving Facility was $97.0 million, incurred in March 2011 in connection with the closing of our acquisition of Vocollect. At December 31, 2011, we had borrowing capacity of $63.5 million under the Revolving Facility with borrowings of $85.0 million and $1.5 million of letters of credit outstanding. As of March 30, 2012, we had borrowing capacity of $63.5 million under the Revolving Facility with borrowings of $85.0 million and $1.5 million of letters of credit outstanding. The amount outstanding under the Revolving Facility bears interest at a variable rate equal to LIBOR plus a margin ranging from 1.25% to 1.75%. We are also required to pay a fee ranging from 1.25% to 1.75% on the amount drawn under each letter of credit that is issued and outstanding under the Revolving Facility. The fee on the unused portion of the Revolving Facility ranges from 0.15% to 0.25%. The weighted average interest rate was 2.1% for the year ended December 31, 2011. In 2011, we paid fees on the unused portion of the Revolving Facility of $30,547 and interest of $1,632,513. The Audit Committee approved the Revolving Facility in accordance with the Procedure.

We had deposits in a WFB money market fund which represents 16% of our cash and cash equivalents at December 31, 2011, or about $15.2 million. There were no investment management fees related to the deposits.

We also have entered into a series of foreign exchange forward contracts with WFB. We use these foreign exchange forward contracts to offset the risks associated with the effects of certain foreign currency exposures. These contracts generally settle in approximately 30 days. We paid service fees of $951,194 to WFB pursuant to these contracts in 2011, and the value of these contracts averaged $102 million during 2011. In addition, we paid service fees of $167,433 to WFB pursuant to these contracts for the period from January 1, 2012 through March 31, 2012, and the value of these contracts averaged $104 million during this period. The Audit Committee has approved these arrangements in accordance with the Procedure.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

Our Board of Directors has adopted a written charter for the Audit and Compliance Committee, which is available at http://www.intermec.com/about_us/investor_relations.

In accordance with the provisions of our charter, we have (i) reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011, and its internal control over financial reporting as of December 31, 2011, (ii) discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the matters required by applicable requirements of the Public Company Auditing Oversight Board (“PCAOB”) concerning required communications related to the recently completed integrated audit, (iii) received the written communications from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s independence, and (iv) discussed with Deloitte its independence from the Company.

As part of our responsibilities under our charter, we reviewed with the Company’s General Counsel whether there were any legal matters that have had or are likely to have a material impact on the Company’s financial statements. We also reviewed the Company’s compliance with our Standards of Conduct.

In addition, we met with Deloitte prior to the filing of each of the Company’s quarterly reports on Form 10-Q to discuss the results of its review of the financial information included in those reports.

Management has represented to the Audit Committee, and Deloitte has confirmed, that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that the Company maintained effective internal control over financial reporting based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In performing our oversight function, we relied on advice and information received in our discussions with the Company’s management, internal auditors and Deloitte. We obtained this advice and information at ten Audit Committee meetings held in person or telephonically during the year. During four of these meetings, we met separately with the Company’s internal auditors, and during four of these meetings, we met separately with Deloitte. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011 be included in the Company’s Form 10-K.

The Audit and Compliance Committee

Eric J. Draut, Chair

Keith L. Barnes

Gregory K. Hinckley

Stephen P. Reynolds

Steven B. Sample

Oren G. Shaffer (through February 23, 2012)

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, “Deloitte”), for the integrated audit of Intermec’s annual financial statements and internal controls over financial reporting for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Deloitte during those periods (amounts in thousands):

	2011	2010
Audit Fees (a)	$1,823	$1,148
Audit-Related Fees (b)	0	127

Total Audit and Audit-Related Fees	$1,823	$1,275

Tax Fees (c)	$26	$73
Other Fees	$3	$0

(a)	Includes fees billed for the audit of our annual financial statements for the years ended December 31, 2011 and 2010 included in our annual reports on Form 10-K and for the reviews of interim financial information included in our quarterly reports on Form 10-Q.

(b)	Consists of fees for audit-related services rendered in connection with the due diligence review for the acquisition of Vocollect, Inc.

(c)	Includes fees for review of tax returns and consultations related to tax matters for the years ended December 31, 2011 and 2010.

Our Audit Committee has established a policy requiring its pre-approval of all audit and non-audit services provided by our independent registered public accounting firm, together with the associated fees. The policy permits the Audit Committee to delegate its pre-approval authority to one or more of its members and requires any member who pre-approves services pursuant to that authority to report the decision to the full Audit Committee no later than its next scheduled meeting. The Audit Committee has delegated such authority to its Chair. In 2011, the Audit Committee or its Chair pre-approved all audit and non-audit services provided by our independent registered public accounting firm.

PROPOSAL 2.

ADVISORY VOTE RATIFYING APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2012. Deloitte has served as our independent auditors since we became a public company in 1997. Deloitte is familiar with our business and operations and has offices in the primary countries in which we conduct business and perform accounting functions. In making this appointment, the Audit Committee considered whether the provision of the services other than the services described under “Audit Fees” and “Audit-Related Fees” is compatible with maintaining the independence of Deloitte, and has concluded that the provision of such services is compatible with maintaining independence.

As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of the independent registered public accounting firm to our stockholders for ratification. Rule 10A-3(b)(2) under the Securities Exchange Act of 1934 requires that the Audit Committee “be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged…for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer.” As the Audit Committee cannot abdicate this authority to our stockholders, the ratification of this appointment is not binding. In the event that the Audit Committee’s appointment of Deloitte is not ratified by a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.

Representatives of Deloitte are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Compensation Committee (the “Committee”) with respect to our senior executives, including the officers named in the Summary Compensation Table for 2011 (the “named executive officers”). In 2011 our named executive officers were:

•	Patrick J. Byrne, Chief Executive Officer and President

•	Robert J. Driessnack, Chief Financial Officer and Senior Vice President

•	Dennis A. Faerber, Senior Vice President, Global Operations

•	James P. McDonnell, Senior Vice President, Global Sales and Marketing, and

•	Earl R. Thompson, Senior Vice President, Mobile Solutions Business Unit.

Objectives.    The focus of our executive compensation program is to motivate and reward performance that maximizes short-term and long-term stockholder value in a balanced fashion. The design and operation of the program reflect the following objectives:

•	Performance. Motivate executives to achieve superior performance by making a significant portion of total compensation at-risk and based on financial and strategic performance results.

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Stockholder value.    Correlate compensation paid to executives with short-term and long-term financial results and common stock price performance using equity-based compensation and stock ownership guidelines to strongly align executives’ interests with stockholders’ interests.

•	Retention. Attract and retain executives by offering a competitive total compensation package.

Elements of Compensation.    The main components of our executive compensation program are:

•	Base salary, which forms a stable part of our named executive officers’ compensation packages;

•	Variable annual incentive compensation based on financial objectives that directly relate to our near-term financial goals and business plans (our “SOIP” program); and

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Long-term incentives emphasizing equity-based compensation in the form of stock options, restricted stock units, performance-based restricted stock units, and performance share units that reinforce the achievement of sustained, long-term stockholder value creation. (The latter three are sometimes abbreviated as “RSUs,” “PBRSUs” and “PSUs,” respectively).

Pay for Performance Emphasis.    The Board and the Committee are firmly committed to a pay-for-performance compensation program. The Supplemental Total Realized Compensation Table immediately following the Summary Compensation Table illustrates that total realized compensation is highly variable year-to-year. Over one-half of our CEO’s 2011 target total direct compensation was performance-based. In 2012, the Committee will fulfill its commitment to ensure that at least 50% of the number of shares granted to all our named executive officers will be subject to performance goals with a multi-year basis. See “Long-Term Equity Incentive Program — Changes for 2012 Long-Term Equity Incentive Program.”

The following chart illustrates the target total direct compensation of our CEO for 2011, and identifies the portions that are performance-based. See “Components of the Executive Compensation Program — Total Direct Compensation Mix”. In addition, over one-half of our CEO’s 2011 target total direct compensation was tied to stock price performance (RSUs, PBRSUs and PSUs, which together total 56.5%).

Business Results

We are a global designer, developer, integrator, and seller of wired and wireless automated identification and data collection (“AIDC”) products and related services. Our products are designed for rugged environments and to maintain connectivity, preserve computing capability and retain data despite harsh conditions and heavy use. Our strategy is to provide mobile business solutions that help our customers improve workflow performance, increase revenues, lower costs and improve customer satisfaction and loyalty. As part of that strategy, we seek to strengthen our position in the AIDC industry through vertical market expertise, a solutions orientation and customer and partner intimacy. We also seek to grow our business by targeting the most attractive vertical markets, increasing our marketing activities, expanding our channel, adding software and managed services to our offerings and introducing innovative new products.

In 2011, we believe that Intermec demonstrated substantial progress in implementing this strategy, including multi-year initiatives:

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In March 2011, we completed the acquisition of Vocollect, Inc., the leading provider of voice-directed workflow solutions for mobile workers worldwide, with special focus on warehouses, distribution centers and other business environments that we target. That same month, we also acquired Enterprise Mobile, which deploys and manages rugged and non-rugged mobile devices for third parties; its services are included in our Managed Services offerings. The acquisitions completed in 2011 are accelerating our evolution in important ways, contributing to revenues and expanding the solutions that we offer our customers.

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2011 GAAP revenues were $848.2 million, an increase of approximately 25% compared to 2010 GAAP revenues of $679.1 million. This was primarily due to the positive effect of revenues from the Vocollect business, organic growth and the favorable impact of foreign currency conversion rates.

•	Our gross margins improved through the year, both including and excluding our acquired businesses.

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Our global presence is expanding, as demonstrated by strong international sales for the year. Revenues for 2011 in our largest non-U.S. regions, Europe, Middle East and Africa, increased about 29% over 2010. Approximately 52% of 2011 revenues were from outside the U.S.

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The volume of sales through indirect sales channels also grew in 2011, expanding our sales reach. We continued to expand and enhance our sales channels programs, including the industry award-winning PartnerNet program, first launched in 2010.

•	Product introductions in 2011 reinforced our broad product portfolio, which showed significant growth in particular product categories. Enhancements developed in 2011 were announced early in 2012.

During the past three years, we have invested in programs that would benefit future periods, such as streamlining our product manufacturing and supply chain operations, expanding and refining our sales channel, implementing a new global enterprise resource planning (ERP) system and developing products and services that will effectively support our strategy. We have also reduced our operating cost structure over the past three years, and we expect to rigorously pursue continuing improvements in operational efficiency and cost reduction going forward.

We have consistently generated positive cash flow each year while investing in the initiatives described above. We have generated $60.1 million in net cash provided by operating activities of continuing operations in the past three years ($14.3 million in 2011, $21.8 million in 2010 and $24.0 million in 2009, respectively). The Company’s strong cash position allowed us to repurchase $20 million of our shares on the open market in 2010, and to announce an additional $10 million repurchase program in March 2011.

The Company’s strong financial condition made it possible for us to pursue our strategic acquisitions. The Vocollect acquisition was funded by approximately $100 million in cash and approximately $97 million in debt. Our strong cash position and borrowing capacity allowed us to fund this strategic acquisition, as well as the Enterprise Mobile acquisition.

The above discussion of our business results should be read in conjunction with our Form 10-K for 2011, including our audited financial statements and management’s discussion and analysis of our financial condition and results of operations, and the other periodic and current reports we file with the SEC.

Impact on Executive Compensation

The Board and the Committee support the strategies, investments and initiatives developed by management to improve the long-term health of the Company and position it for future success. Over recent years, the multi-faceted programs necessary to achieve our strategic ends have been challenging to implement during a global economic downturn and a slow-paced, uneven recovery. These initiatives have demanded a commitment to long-term results. Some of our initiatives have resulted in current period charges or expenses that offset profitability in current periods, and we also have incurred other non-cash charges not directly related to the success or failure of our strategic progress. The Board and the Committee believe that the effective use of performance targets that reward meaningful progress toward long-term strategic goals is an important tool in motivating achievement and in attracting and retaining talented executives, despite such charges.

In 2011, the Committee took the following actions to further implement our pay-for-performance philosophy with appropriate compensation and retention incentives:

•	Base salaries for 2011 were modestly increased by 3% to recognize operational achievements during 2010 and to remain competitive with peer group comparisons.

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The 2011 annual incentive program design was simplified by assigning targets for only two financial measures (business operating profit before interest and taxes, as a percent of revenue, and free cash flow), each of which individually may result in payment of some portion of the potential payout. The achievement levels in 2011 resulted in a payout of 90.7% of target under this program. The Committee believes these measures are closely aligned with stockholders’ interests and that the simplified plan design enhances management focus on key priorities that will enable us to pursue our strategic goals.

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In 2011, our performance share unit program returned to a three-year measurement period, and assigned a single performance measure: cumulative revenue. Long-term revenue growth is important to enable the Company to invest in its strategic and growth initiatives, and balances the focus on profitable growth in the annual incentive goals.

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In 2011, we fulfilled our commitment that at least one-half of the equity normally granted to our CEO for the year (based on the number of shares) would consist of awards that vest based upon the achievement of specified performance goals.

In establishing performance goals and evaluating management performance, we believe it is important to understand the Company’s core operating results, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods. For purposes of attainment against performance targets related to business operating performance and profitability, performance has been calculated excluding specified costs or charges not directly reflective of the performance of the ongoing business. See “Components of the Executive Compensation Program — 2011 SOIP Goals and Results”. Appendix A to this proxy statement presents reconciliations of certain of the Company’s GAAP financial results, as adjusted in connection with the determination of attainment of performance goals under certain incentive compensation programs.

Corporate Governance Highlights

In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Board and the Committee have established the following policies and practices:

•	Independent Compensation Committee. The Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

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Independent compensation consultant.    The Committee retains an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement.

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Compensation risk.    The Committee assessed our compensation policies and programs and determined that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company.

•	Annual Say-on-Pay vote. We will hold annual advisory say-on-pay votes on executive compensation.

•	Executive stock ownership guidelines. Our Board adopted stock ownership guidelines that our named executive officers are expected to meet within five years. See “Stock Ownership Guidelines,” below.

•	Clawback policy. In 2012, the Committee adopted a clawback policy for awards made pursuant to our annual and long-term incentive programs. See “Clawback Policy”, below.

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No enhanced benefit programs.    We do not provide our management with pensions, supplemental executive retirement plans or any other enhanced benefit programs beyond those that are typically available to all other employees other than a deferred compensation plan for senior executives.

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Limited perquisites.    Our management receives minimal perquisites, consisting primarily of special life insurance coverage applicable only to our CEO and several other employees, who are not executive officers.

Performance, Competitiveness, and other Committee Considerations in Setting Executive Compensation

Total direct compensation (base salary, annual cash incentive compensation and long-term equity compensation) realized by our senior executives for 2009 and 2010 fell short of targeted executive compensation for the period. The Committee believes that senior management delivered meaningful progress in key business objectives during that period, although our incentive programs did not reward those results. The Supplemental Total Realized Compensation Table on page 45 (the “Supplemental Table”) presents the amount of compensation realized for each named executive officer in 2009-2011, as compared to the Total Compensation reported for each year on the Summary Compensation Table. During this period, our senior executives’ realized compensation did not remain competitive, their stock ownership did not grow as expected and retention was a concern.

The Supplemental Table also illustrates that the Committee’s actions have begun to address these concerns. In 2010, annual equity grants were modified for that year only, in both amount and mix (among stock options, restricted stock units and performance share units), to provide an opportunity for increased executive stock ownership and to provide a retention incentive. The 2010 restricted stock unit grants that vested in 2011 are reflected in the Supplemental Table and in the 2011 Option Exercises and Stock Vested table.

In any given year, when establishing elements of executive compensation, the Committee may take into consideration one or more of the following factors:

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The belief that the total compensation opportunity and the percentage of total compensation “at risk” should increase as the level of responsibility rises. For example, because the CEO has overall responsibility for our entire Company, his total compensation opportunity is significantly greater;

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Internal pay equity among similarly situated officers. We assess an executive officer’s responsibilities, the scope of their position, and the complexity of the department or function they manage relative to their internal peers, and set compensation levels within a relatively narrow band for comparably situated executives;

•	The Company’s performance, operating budget and expected financial constraints;

•	Trends in compensation paid to similarly situated officers at our peer companies;

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The market 25th, 50th and 75th percentile of compensation paid to executives in similar positions at our peer companies, as we believe this helps us in determining the amount of compensation that is needed to attract, retain, and motivate our executives;

•	An executive’s historical and anticipated performance;

•	The need to motivate executives to address particular business challenges that are unique to any given year;

•	The independent judgment of the members of the Committee;

•	Our CEO’s recommendations for his direct reports, because of his direct knowledge of the results delivered and leadership demonstrated by each executive;

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A review of a current executive officer’s total compensation as set forth in a tally sheet that includes data regarding fixed and variable compensation at target and the value of stock options and share units granted to each executive officer in previous fiscal years;

•	Fixed and variable compensation history, individually and in the aggregate, including target and actual payouts of performance-based compensation; and

•	The total compensation cost and stockholder dilution resulting from executive compensation actions, as we believe this helps us maintain a responsible cost structure for our compensation programs.

The relative weight, if any, given to each of the factors above varies with each individual executive officer and with respect to each element of compensation at the sole discretion of the Committee. For more information about benchmarking data we use to evaluate the competitiveness of our executives’ compensation, see “Benchmarking and Peer Group Information,” below.

In 2011, after considering input from stockholders and other interested parties, the Committee made commitments to ensure that at least 50% of equity grants to our CEO (in 2011) and all of our named executive officers (in future years) will be subject to performance goals. These grants and our commitments are discussed below in “Long-Term Equity Incentive Program”.

The Committee has considered the results of our first annual stockholder advisory vote on the compensation of our named executive officers (our “Say on Pay Proposal”) held at our 2011 Annual Meeting of Stockholders. Approximately 76% of shares present at the meeting voted “For” our 2011 Say on Pay Proposal (11% voted “Against”, and 13% “Abstained”, excluding broker non-votes). The Committee has considered these voting results as a factor in its compensation planning for 2012, and believes that the level of support indicated reflects favorably on the Company’s executive compensation program, including the commitment to ensure that at least 50% of equity grants to named executive officers will be subject to performance goals. The Committee has engaged a new independent compensation consultant to assist in implementing these commitments in 2012 and has adopted other policies consistent with positive pay practices. See “Corporate Governance Highlights,” above and “Long-Term Equity Incentive Program — Changes for 2012 Long-Term Equity Incentive Program,” below.

Components of the Executive Compensation Program

Total Direct Compensation Mix.    The Committee’s decisions about compensation for the named executive officers are intended to emphasize at-risk, performance-based compensation. As a result, only a small proportion of target total direct compensation (approximately 22% for our CEO and 29% for our other named executive officers) is in the form of fixed cash salary; a majority of the target value of total direct compensation is either variable or long-term, or both. A significant proportion of the total direct compensation of our executive officers is at-risk, performance-based compensation. By “at-risk” we mean that the individual is not guaranteed to receive value for that element of compensation; for example, stock options are valuable only if the price of the Company’s stock increases above its price on the date of grant.

The Committee’s policies are generally applied consistently among all of our executive officers, including the CEO. However, after taking into account input from our stockholders and ISS Proxy Advisory Services in early 2011, the Committee decided to increase the portion of the CEO’s equity compensation that is contingent on meeting specified performance goals; that same adjustment is being implemented for our other executive officers in 2012. Our CEO’s compensation is reviewed in the context of the higher market compensation for

CEOs generally. The Committee believes that the CEO position merits a higher level of compensation relative to other named executive officers because of its critical role in the strategy and performance of the business and the need to attract and retain a talented executive to fill this role.

For all of our named executive officers as a group, including our CEO, the at-risk components of 2011 target total direct compensation (and their respective percentages) were approximately 73% of the total, and comprised: the 2011 target annual cash incentive (approximately 18%); and the long-term incentive awards made in 2011 (approximately 55%), consisting of the grant date fair value of the stock options and the grant date fair value of the target number of PSUs and (for our CEO) PBRSUs. These percentages were calculated by dividing (i) the total at-risk compensation amount by (ii) target total direct compensation, which includes the at-risk compensation plus base salaries and the grant date fair value of RSUs.

As noted in “Impact on Executive Compensation,” the target total direct compensation mix has not generally been realized by our executive officers in recent years. For a variety of reasons, our recent compensation programs have not resulted in significant cash or equity payments.

Base Salary.    Base salaries are a fundamental executive recruitment and retention tool. The Committee believes that it is essential to offer some form of non-contingent compensation to attract and retain qualified executives. Although peer benchmarking establishes the market median value for total compensation, whether a named executive officer’s base salary is set at, above or below that median for similar executive positions in the peer groups is based in part on a subjective assessment of the officer’s individual performance and the list of factors outlined above. The Committee believes that outstanding performers can be paid above the median, and that truly exceptional performers can be paid well above the median. The Committee assesses the performance of the CEO and discusses with the CEO his assessment of the individual performance of the other named executive officers. Generally, these assessments consider such factors as the officer’s contribution (in his or her area of responsibility) to business initiatives intended to deliver financial or strategic value to the Company’s short-term and long-term business and financial goals, or an officer’s strategic leadership toward these goals, or whether an officer has assumed a greater scope of responsibility than counterparts at peer companies. No specific weight is given to any one objective or performance factor. The Committee’s approval of salary levels reflects an overall assessment of how well each named executive officer performed his job, in the context of the performance of the leadership team overall.

For 2011, the Committee made its annual review of competitive benchmarking and market position in November 2010 and decided to increase salaries of executive officers by approximately 3% as of January 1, 2011, in recognition of the operational achievements during 2010 and to maintain competitive salary levels. The Committee considered the salaries of each named executive officer, relative to their respective peer group comparisons and relative to one another as a group. For 2012, the Committee made its annual review of competitive benchmarking and market position in November 2011. At that time, the Committee decided that the base salaries of the named executive officers would not be increased for 2012, except that Mr. Driessnack’s base salary was increased by 5% to reflect his continued growth, the impact of the CFO role and to position in his pay more competitively relative to peer company comparisons.

Annual Cash Incentive Program (Senior Officer Incentive Program, or “SOIP”).    The annual cash incentive program in which our named executive officers are eligible to participate is the SOIP, which is intended to motivate participants to achieve short-term business and financial goals. Senior Officers are assigned individual target opportunities for SOIP payments that ranged from 50% to 100% of their annual salaries. Consequently, increases or decreases in a participant’s base salary affect his or her SOIP opportunity. Individual target bonus opportunity percentages for our named executive officers are as follows: Mr. Byrne, 100%; Mr. Driessnack, 60%; Mr. Faerber, 60%; Mr. McDonnell, 70%, and Mr. Thompson, 60%. SOIP participants can earn from 0% to 200% of their target payout opportunity, based on the Company’s financial performance. The threshold level of achievement provided for payouts of 25% of the target payout amount; achievement below the performance would result in no payout. The Committee establishes the payout opportunity range and threshold achievement levels each year. The Committee’s practice has been to assign only Company financial goals for the annual cash incentive opportunity; individual performance is not a factor. The Committee determines the extent to which the participants have earned their SOIP payments at the end of the year and has the authority to reduce the payout despite achievement of the SOIP goals, and to make specified adjustments for results that are not reflective of the performance of the ongoing business. Apart from the SOIP, the Committee has discretion to award a supplemental bonus payment based on individual performance factors as it deems appropriate.

2011 SOIP Goals and Results.    In February 2011, SOIP target performance goals were assigned. The Committee selected two performance measures with the following weightings: (1) achievement of business operating profit (“BOP”) before interest and taxes, as a percentage of revenue (75% weight) and (2) free cash flow (“FCF”) (25% weight). Achievement of each performance threshold measure independently may result in payment of a portion of the potential payout. The Committee believes these measures are aligned with the strategic initiatives and business performance objectives being led by senior management. Because our Senior Officers are responsible for the success of the entire organization, the Committee intentionally included the operating results of acquired companies in the targets. However, for determining level of attainment, BOP specifically excludes various restructuring and acquisition costs, and some other non-recurring charges and expenses which, in the Committee’s view, do not directly reflect the performance of the ongoing business.

The 2011 goals and their weighting were intended to balance profitable revenue achievement and prudent management of cash and liquidity. The Committee believed that these goals reflected appropriate business objectives in the period of tentative economic recovery prevailing in 2011. The target value for BOP was 3.5% of revenue, as adjusted. The target value for FCF was $20 million. The Committee determined that the performance goals for the 2011 SOIP were partially achieved, so that payout was made based on the percentage reported as the Blended Results for 2011 SOIP in the table below. Table 1 in Appendix A to this proxy statement presents a reconciliation of the Company’s GAAP operating income (loss) for 2011, and as adjusted on a non-GAAP basis excluding, among other things, the impact of acquisition-related costs and acquisition-related accounting adjustments in 2011.

2011 SOIP Goals and Results

Metric	Target (Dollars in millions)	Actual Attainment (Dollars in millions)	Award %	Metric Weight	Adjusted Award Results %	Blended Results for 2011 SOIP
Business Operating Profit, adjusted (BOP)	3.5% of revenue	3.92% of revenue	120.9%	75%	90.7%	90.7%
Free cash flow (FCF)	$20.0	$5.7	0.0%	25%	0.0%

2012 SOIP.    In February 2012, the Committee assigned SOIP target performance goals, selecting the same performance measures and weightings as used for the 2011 SOIP, as follows: (1) achievement of BOP (adjusted) before interest and taxes, as a percentage of revenue (75% weight) and (2) FCF (25% weight). Achievement of each performance measure independently may result in payment of a portion of the potential payout. The Committee believes these measures continue to be aligned with the strategic initiatives and business performance objectives being led by senior management. For determining level of attainment, the adjustments mentioned above for the 2011 SOIP would apply. For the 2012 SOIP, the target performance level has been increased and the threshold performance level is proportionately higher (i.e., closer to the target level of achievement), and achievement at that level will result in a payout of 50% of the target payout opportunity. Achievement below the threshold performance level would result in no payout.

Long-Term Equity Incentive Program

General.    Our long-term equity incentive program is intended to provide a direct link between executive compensation and long-term stockholder value creation. Long-term incentive opportunities are allocated among stock options, PSUs and time-vested RSUs. The amount and relative proportions of each type of award have varied in the past three years.

In setting the value of the long-term incentive opportunity for an individual executive officer and for the executive officers as a group, the Committee considers Company performance, the long-term incentive opportunities provided by our peer group companies to their executive officers and the competitiveness of our total direct compensation for executive officers relative to our peer group companies and an assessment of our share usage and related economic costs. The value set is the Committee’s subjective determination after considering these factors.

Long-term equity incentive grants and awards are important compensation tools for attracting, retaining and motivating executives and key employees. Each type of grant or award supports important compensation objectives.

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PSUs provide a competitive long-term incentive award that will reward executive officers and other participants for overall success in the Company’s financial performance over multiple years. Participants receive payouts in the form of common stock at the end of a three-year period in an amount dependent on the degree to which the assigned financial performance goals were achieved. The performance share opportunity is intended to provide an incentive to achieve particular business and performance metrics over a multi-year period.

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Stock options are intended to align executives’ interests with those of stockholders, by providing an incentive to increase our stock price through positive business and financial performance over multiple years. The stock options only have value to the recipients if the price of the Company’s stock appreciates above the price on the date the options are granted.

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RSUs that vest over time are intended to align executives’ interests with those of stockholders, by providing an incentive directly affected by increases and decreases to our stock price. RSUs provide greater certainty of executive stock ownership. The vesting period provides a balanced incentive to preserve and grow the value of the shares over time and serves as a retention incentive.

CEO Performance-Based Restricted Stock Unit Awards and Results.    Based on conversations in 2011 with certain stockholders and other interested parties regarding our executive compensation program, we committed that at least 50% of the equity granted to our CEO for 2011 (based on the number, not value, of shares) would consist of awards that vest based on the achievement of specified performance goals. As a result, in addition to the PSU award granted in March 2011 (described below), the Committee granted PBRSUs to our CEO in May 2011. The PBRSUs required achievement of a minimum BOP of 1.5% of revenue for the year ending December 31, 2011, subject to further time vesting if the performance goal is met. BOP was also a measure under the SOIP, described above. For purposes of the PBRSUs, attainment of BOP excluded certain costs and charges, as described above in connection with “2011 SOIP Goals and Results.” Table 1 in Appendix A to this proxy statement presents a reconciliation of the Company’s GAAP operating income (loss) for 2011, and as adjusted on a non-GAAP basis excluding, among other things, the impact of acquisition-related costs and acquisition-related accounting adjustments in 2011. As reported above in connection with the 2011 SOIP results, BOP as a percentage of revenue exceeded 1.5%, so the performance measure under the PBRSUs was met. Accordingly, the awarded PBRSUs have become time-vested, and will vest 33% on the first and second anniversaries of the date of grant, and 34% on the third anniversary, if employment continues.

Slightly more than 50% of the equity granted to Mr. Byrne in 2011 (based on the number of shares granted) consisted of the PBRSUs described above and PSUs granted under the 2011-2013 PSU Program described below; both grants are performance-based. The remaining 50% of the equity granted to our CEO for 2011 consisted of restricted stock units that vest ratably over a three-year period based solely on continued employment.

Performance Share Unit Program Awards and Results.    For a number of years, the Committee has established target awards of PSUs for each named executive officer at the beginning of each three-year award cycle; a new three-year award cycle begins each year. The performance targets are based on Company financial goals, rather than individual performance. In establishing the goals, the Committee takes into account its subjective assessment of the degree of difficulty required to achieve the performance levels. The targets goals are intended to be achievable if the business performs in a manner that is consistent with its plans, but the achievement is not intended to be a certainty. Participants can earn from 0% to 200% of their target PSU award based on the Company’s performance against the assigned target goals, and subject to their continued employment through the last day of the three-year award cycle.

2011-2013 PSU Program.    The Committee modified the performance period and goals for the 2011-2013 PSU Program to be better aligned with the strategic initiatives and business performance objectives being led by senior management. The performance period is three years and achievement will be measured as of the end of 2013. There is a single financial goal: cumulative revenue. Long-term revenue growth is important to enable the Company to invest in its strategic and growth initiatives. The Committee believes that setting cumulative revenue as the performance goal for the 2011-2013 PSU Program balances the short-term focus of the SOIP program on business operating profit and free cash flow with that of long-term business growth. Achievement will be determined as a percentage of the target, excluding significant acquisitions.

2010-2012 PSU Program.    There were two financial goals assigned for the 2010-2012 PSU Program, with a performance period of two years, so achievement was measured as of the end of 2011. The performance goals and their relative weightings were: cumulative diluted earnings per share from continuing operations (“EPS”) (70% weight), and cumulative revenue (30% weight). Achievement of each goal was separately determined as a percentage of its respective target. The overall level of achievement determined the number of shares of our common stock to be issued to the participant after the end of 2012, conditioned on continued employment through December 31, 2012. The Committee believes these performance goals were appropriate because they emphasize incentives for consistently generating profitable revenue, and are easily understood by stockholders and employees. EPS is a key indicator of the value of the business to stockholders. The Committee also felt that a two-year measurement period would be appropriate in light of the degree of internal development and change anticipated by management’s strategic initiatives and of the continuing economic uncertainties at the time the performance cycle was established. These goals are aligned with stockholders’ interests, by targeting performance that would take advantage of the Company’s scalable, profitable business model when the business cycle recovers.

For the 2010-2012 PSU Program, the cumulative EPS threshold was $0.65; the actual GAAP result as of December 31, 2011 was ($0.60), so there was no payout as to 70% of the award. The cumulative revenue threshold was $1.40 billion for a 50% payout; the actual result was revenue of $1.411 billion, resulting in a 55.5% payout for the revenue component after applying interpolation. Since the revenue component is weighted at 30%, the weighted payout under the 2010-2012 PSU Program was 16.6%. This percentage was applied to the PSU grant opportunity for each participant to determine the number of shares to be issued after the end of 2012, subject to applicable employment conditions.

Attainment of the cumulative revenue goal for the 2010-2012 PSU Program was not based on revenue as reported in accordance with GAAP. Because the acquisitions we made in 2011 were not contemplated when this program was established, management recommended and the Committee agreed that the program grant did not intend to include the revenue results of these businesses. Table 2 in Appendix A to this proxy statement presents a reconciliation of the Company’s GAAP revenue for 2010 and 2011, and as adjusted on a non-GAAP basis excluding, among other things, the impact of revenues from acquired businesses in 2011.

2009-2011 PSU Program.    The PSU Program for 2009-2011 was based on performance through 2010 and used two financial goals, weighted as follows: EPS (defined the same as in the 2010-2012 PSU Program) (50%), and return on invested capital (“ROIC”) (50%). Achievement was measured by financial results for 2010, but would have required progress in 2009 to revise the Company’s cost structure, as well as to achieve market success and generate cash, notwithstanding the economic uncertainties prevailing in 2009. While progress was made towards these goals in both 2009 and 2010, the targets were not achieved and no shares were awarded. As previously reported, the EPS target was $0.75 EPS for 2010 (the actual was $(0.03)) and the ROIC target was 18% for 2010 (the actual was 1.8%).

Changes for 2012 Long-Term Equity Incentive Program.    In 2011, we committed that at least 50% of the number of shares granted in the future to all our named executive officers would be subject to performance goals with a multi-year basis. Accordingly, in 2012 we have modified our long-term incentive grant structure by rebalancing the allocation of equity grants among stock options and share units subject to performance-based or time-based vesting features. The Committee made awards under the 2012-2014 PSU Program in March 2012. The Committee intends to grant performance-based stock options and time-based RSUs under the 2012 annual long-term incentive program in the second quarter of the year. For purposes of our program administration, we make the allocation of grants based on value. Because the number of options is determined on approximately a three-to-one basis compared to PSUs and RSUs, the allocation described below can be expected to result in proportionately more performance-based stock options than the other forms of grants.

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2012-2014 PSU Program. The PSUs granted in March 2012 are expected to represent approximately 25% of the grant date value of the total equity awarded in 2012 to our named executive officers. The PSU grants are subject to three performance measures: revenue, earnings per share and free cash flow. Each performance measure relates to one-third of the PSUs granted. Each of the performance measures has been assigned an annual goal, with attainment to be measured as of December 31 in each of 2012, 2013 and 2014. One-third of each tranche of PSUs related to a performance measure will vest based on the attainment of the applicable annual goal, and be eligible for payout at that time. If the annual threshold goal for a performance measure is not met, the PSUs for that year’s tranche will be forfeited. The intent of this design is to create a performance-based award that is motivational to achieve milestone goals, and recognizes the challenge of forecasting timing for achievement of longer-term strategic goals and the need to promote commitment and retention of the Company’s executive team over a multi-year period. Attainment of the goals may be measured excluding specified items that the Committee believes do not reflect the performance of the ongoing business.

The Committee believes that these measures balance aspirations to significant revenue growth, profitability and operating efficiency over the next three years. The measures also complement the annual incentive focus on business operating profit as a percent of revenue and free cash flow, so that our overall incentive-based program balances both near-term and long-term performance.

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Performance-Based Stock Options. We currently expect that approximately 25% of the grant date value of equity awarded will be comprised of nonqualified stock options that require successful achievement of an annual performance goal as a prerequisite to annual vesting events over a multi-year period. Unvested options would carry over to the following year’s vesting opportunity. Options not vested at the end of the multi-year period would be forfeited.

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RSUs. We currently expect that approximately 50% of the grant value of equity awarded will be comprised of RSUs that are time-vested in roughly equal increments over a multi-year service period. However, the number of RSUs represented by this value-based allocation is less than 50% of the total number of shares subject to equity awards expected to be granted in 2012.

The Committee will continue to assess the needs of the Company and the goals of the executive compensation program to determine the size and relative mix of equity grants at the time they are made.

Post-Employment Compensation and Benefits

Deferred Compensation Plan.    All of our named executive officers are eligible to participate in the Intermec Deferred Compensation Plan, which is intended to provide benefits not available to participants under our 401(k) Plan due to the limitations imposed on that plan by the Code. Additional information regarding the Intermec Deferred Compensation Plan is shown in the 2011 Nonqualified Deferred Compensation table.

Post-Termination Change of Control Benefits.    The Company maintains a Change of Control Severance Plan (the “COC Plan”) and an Executive Change of Control Policy for the 2008 Plan (the “COC Policy”).

The Committee believes it is in the Company’s and our stockholders’ interests to maintain a competitive change of control program to promote the alignment of management’s interests with those of stockholders in evaluating potential change of control transactions by minimizing the distraction of executives that may be caused by personal uncertainties. The “Potential Payments Upon Termination or Change of Control” section provides details of the benefits available under the COC Plan and COC Policy, and the estimated potential incremental benefits under those programs for the named executive officers.

Post-Termination Severance Benefits.    The Company maintains a severance plan to provide benefits to senior executives following certain terminations of employment. The severance plan requires a qualifying termination of employment by the Company. Benefits payable under the COC Plan and the severance plan are coordinated to avoid any duplication. The severance plan does not require us to retain the executives or to pay them any specified level of compensation or benefits, and we have certain rights to modify the benefits without the consent of the executives. The Committee believes the severance plan is competitive with those of peer companies, and that it serves to diminish the distraction of personal uncertainties in periods of change. The “Potential Payments Upon Termination or Change of Control” section provides additional information regarding the severance plan and the estimated potential incremental benefits under the plan for the named executive officers.

Benchmarking and Peer Group Information

In selecting peer technology companies for executive compensation benchmarking purposes, the Committee has found that there are too few comparable companies in the AIDC market to provide a broad sample for comparisons. Therefore, the Committee’s practice is also to include non-AIDC technology firms of similar range of size and scale, and that have similar business and financial characteristics. We believe these are characteristics of the firms with which we compete for executive talent.

The Committee reviews market practices for compensating our executive officers, including data from our peer companies (as described below), for the three major components of our compensation program: base salary, variable annual incentive compensation, and long-term equity incentive compensation. When reviewing and analyzing the amount of each major component and the total compensation opportunity for our executive officers, the Committee generally reviews each component at the market 25th, 50th and 75th percentiles of our peer companies for guidance. The Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “at the 50th percentile” or equity compensation “at the 75th percentile.” Rather, the Committee reviews this peer data as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention, as well as whether it properly reflects the executive’s role and scope of responsibilities relative to companies with whom we may compete for talent. The Committee chooses the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on this peer data and in part on the factors discussed above in “Performance, Competitiveness, and other Committee Considerations in Setting Executive Compensation.”

BDO, the Committee’s independent compensation consultant for decisions related to 2011 compensation, suggested that we use both a Technology Peer Group and a General Industry Peer Group in evaluating our executive compensation. The Committee referred to data from these two peer groups in order to understand a broad industry perspective on competitive executive pay norms and trends. To provide a consistent approach to benchmarking, we compared rank order of executives below the CEO and CFO to the rank orders of executives at companies in the peer groups. This also provided more data points among companies that do not have direct matches for our executive roles. BDO recommended these peer groups based on its assessment that they are broadly comparable to the Company in terms of human capital and market competition, revenues, profit margins and market capitalization. These peer groups were used by BDO to advise the Committee on 2011 compensation for the named executive officers. The Technology Peer Group and the General Industry Peer Group used as reference for 2011 compensation decisions are identified in Appendix B, Tables I and II, respectively.

The Committee engaged the services of Exequity LLP, an independent compensation consultant, in July 2011, for assistance with compensation design and decisions for 2012. As part of Exequity’s review of the Company’s executive compensation program, it reviewed the Company’s peer groups used for 2011, and suggested that the Company use a single primary peer group consisting of technology companies with similar business focus and annual revenue size to that of the Company for 2012. The Committee considered the following criteria in approving a peer group of 24 companies for 2012 compensation review: (1) publicly-traded technology hardware and equipment companies with business focus on computer storage and peripherals and communications equipment; (2) companies that operate in the global and regional markets in which the Company competes; (3) companies that share a competitive customer base and/or similar business model; and (4) companies with annual revenues of a similar size to the Company. The peer group used by the Committee as reference for 2012 compensation decisions is identified in Appendix B, Table III.

Perquisites

Perquisites are not intended to be a material component of our on-going executive compensation programs. Mr. Byrne participates in a program under which certain officers of the Company are eligible for additional life insurance coverage issued by Standard Life Insurance at the Company’s expense. In 2007, the Committee decided that no more participants would be added in the future, but did not terminate the program for then-current participants.

Stock Ownership Guidelines

We maintain stock ownership guidelines to ensure that our Senior Officers (including named executive officers) have a meaningful stake in the equity of the Company and to further align the interest of the officers with the long-term interests of our stockholders. The guidelines require each named executive officer to retain a fixed number of shares of stock. Under these guidelines, our CEO is required to hold 100,000 shares of Intermec common stock; our CFO is required to hold 50,000 shares; and our other Senior Officers are required to hold 25,000 shares. Restricted stock and time-based RSUs (which have not vested) are included in the calculation to determine whether the guidelines are met, but stock options (whether vested or unvested), PSUs or other performance-based awards are not included. The design of the ownership guidelines assumes that, in normal circumstances, an officer can reach the requisite stock ownership level within five years. All of our Senior Officers currently meet these ownership guidelines, except for one Senior Officer who was recently hired.

Equity Granting Practices

The Committee makes annual awards of stock options and RSUs to named executive officers at its meeting during the second quarter of the year, which coincides with our annual stockholders’ meeting. This Committee meeting also typically occurs during an “open trading window,” which is a period when our insider trading guidelines permit executive officers to engage in trading in Intermec securities. The Committee meeting date, or the next following trading day, is the effective date for the grants. PSU awards to our named executive officers typically are made in the first quarter of the year.

The exercise price or “strike price” of stock options is the fair market value of Intermec common stock on the date of the grant. The Committee also may approve equity awards throughout the year for newly hired executive officers or for promotion or retention purposes. These awards are effective on the date the Committee acts or a subsequent date determined by the Committee. The exercise price of stock options is the fair market value on the date of grant.

When the Committee makes its annual grant of stock options and RSUs, it also delegates to an Equity Grant Committee the authority to make an annual grant of stock options and RSUs to employees other than named executive officers. The Equity Grant Committee members are the Chairman of the Committee and the CEO, who is also a director of the Company. The number of shares authorized for the annual stock option and RSU grants by the Equity Grant Committee is set by the Committee; the grant by the Equity Grant Committee is made on the same day that the Committee makes annual equity grants to the named executive officers, other than PSUs.

The Committee also delegates to the Equity Grant Committee the authority to grant stock options, PSUs and RSUs to employees other than the named executive officers, up to a specified number of shares, until the next annual meeting of stockholders. The Equity Grant Committee generally uses this authority to make grants of equity to newly-hired or promoted management employees at times other than when the annual equity grants are made. These grants must be made by action of the Equity Grant Committee and are made effective on the 15th day of the month (or the next following trading day, if a weekend or holiday).

We also maintain policies and procedures applicable to employees and Directors trading in our common stock. We enforce trading blackout and open trading window periods for our Directors, our Senior Officers (including named executive officers) and other employees who, by virtue of their positions, may have material non-public information. During the open trading window, these individuals must also obtain preclearance from the Corporate Secretary’s office before undertaking a transaction. Our policies also prohibit short trading, puts and calls for executives, and other forms of conflict of interest, which we believe precludes hedging transactions.

Clawback Policy

In February 2012, with the advice of its independent compensation consultant, the Committee approved a policy for recovery of incentive compensation (the “Clawback Policy”). The Clawback Policy was adopted to prevent executives involved in wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in such conduct. The Clawback Policy generally provides that the Committee may recover incentive compensation from a Senior Officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements for any fiscal quarter or year after adoption of the Clawback Policy, provided the restatement occurs within three years after the end of the restated year. Incentive compensation for this purpose includes the full amount of any annual cash incentive payment under the SOIP calculated based on the financial statements that were subsequently restated, and excess proceeds from sales of any stock acquired under equity incentive awards where such sales were made at inflated stock prices ensuing after the release of earnings that were subsequently restated. We plan to continue to monitor requirements to amend our Clawback Policy for compliance with the provisions of the Dodd-Frank Act, once implemented by regulations.

Limits on Deductibility of Compensation

Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers who are in office at the end of the fiscal year to $1 million per officer in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The Committee’s policy is to provide annual incentive awards, stock options and PSUs that are qualified and fully deductible by the Company under Section 162(m) of the Code. However, in order to maintain market competitive compensation programs, the Committee has reserved the right to approve incentive and other compensation that may not meet the Section 162(m) performance-based compensation exception. To the extent that such compensation exceeds the $1 million limitation set forth in Section 162(m) of the Code, the Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

The time-vested RSUs granted by the Committee will not be treated as performance-based compensation under Section 162(m) of the Code. The value of RSUs generally becomes taxable to the executive upon vesting, not upon grant.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2011 (“CD&A”) with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement for filing with the SEC.

The Compensation Committee

Larry D. Yost, Chair

Keith L. Barnes

Eric J. Draut

Gregory K. Hinckley

Lydia H. Kennard

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for each of our named executive officers for 2011 and, where applicable, 2010 and 2009. The information contained in this table should be viewed together with the “2011 Grants of Plan-Based Awards” table, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of short-term and long-term incentive compensation elements and the total compensation provided to our named executive officers.

Name and Principal Position	Year	Salary (a) ($)	Bonus ($)	Stock Awards (b) ($)	Option Awards (c) ($)	Non-Equity Incentive Plan Compensation (d) ($)	All Other Compensation (e) ($)	Total ($)
Byrne, Patrick J.	2011	$720,596	$0	$1,903,381	$0	$653,941	$24,769	$3,302,687
CEO and President	2010	698,508	0	2,304,564	492,346	0	24,062	3,519,480
	2009	610,731	0	832,000	584,400	0	59,651	2,086,782

Driessnack, Robert J.	2011	319,121	0	387,323	231,802	173,763	7,840	1,119,850
CFO and Senior Vice President	2010	309,385	0	735,803	157,275	0	493,903	1,696,366
	2009	256,154	80,000	277,326	580,400	0	155,975	1,349,855

Faerber, Dennis A.	2011	339,710	0	387,323	231,802	184,972	10,871	1,154,678
Senior Vice President, Global Operations	2010	329,077	0	735,803	157,275	0	39,354	1,261,509
	2009	273,462	0	277,326	194,800	0	7,840	753,428

McDonnell, James P. (f)	2011	360,298	0	387,323	231,802	228,879	11,530	1,219,832
Senior Vice President, Global Sales and Marketing	2010	341,923	80,000	851,434	595,940	0	7,840	1,877,137

Thompson, Earl R.	2011	331,474	0	387,323	231,802	180,488	10,607	1,141,694
Senior Vice President, Mobile Solutions Business Unit	2010	320,854	0	735,803	157,275	0	9,963	1,223,895
	2009	250,673	0	277,326	194,800	0	23,835	746,634

(a)	Includes amounts deferred at the officer’s election. See “2011 Nonqualified Deferred Compensation.”

(b)	The amounts shown in this column include PSUs granted pursuant to our 2011-2013 PSU Program, the PBRSUs granted to our CEO in 2011 (“PBRSUs) and RSUs. These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of our stock awards. The grant date fair value of PSUs was calculated based on the target number of PSUs for the award period commencing in the year indicated. For 2011, the grant date fair value of PSUs for the 2011-2013 award period, assuming the highest level of payout for performance against assigned targets, would be as follows: $689,835 for Mr. Byrne and $220,475 for each of Mr. Driessnack, Mr. Faerber, Mr. McDonnell, and Mr. Thompson. The grant date fair value of PBRSUs was calculated based on the target number of PBRSUs, which is the only level of payout, if the performance measures are met. The PSUs, PBRSUs and RSUs are discussed in further detail under “Compensation Discussion and Analysis — Long-Term Equity Incentive Program.”

(c)	The amounts shown in this column represent the grant date fair value of option awards, computed in accordance with FASB ASC Topic 718. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of our option awards.

(d)	The amounts shown in this column constitute the annual cash incentive awards paid to each named executive officer based on the Committee’s evaluation of the achievement of Company performance goals for the year indicated. No amounts were paid for 2010 and 2009. The 2011 SOIP is discussed in further detail in “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Annual Cash Incentive Program (Senior Officer Incentive Program, or “SOIP”) — 2011 SOIP Goals and Results.” The estimated possible payouts for these awards are reflected in the “2011 Grants of Plan-Based Awards” table.

(e)	The following table sets forth for each of the named executive officers the amounts attributable to elements of “All Other Compensation” for 2011.

Name	Company Contributions to Defined Contribution Plans (i) ($)	Other ($)	Total ($)
Byrne, Patrick J.	$23,059	$1,710 (ii)	$24,769
Driessnack, Robert J.	7,840	—	7,840
Faerber, Dennis A.	10,871	—	10,871
McDonnell, James P.	11,530	—	11,530
Thompson, Earl R.	10,607	—	10,607

(i)	Company contributions to the Intermec 401(k) Retirement Plan (“401(k) Plan”) and the Intermec Deferred Compensation Plan (“Deferred Compensation Plan”).

(ii)	Premiums for life insurance coverage for Mr. Byrne that were paid by the Company. The premium for Mr. Byrne provided life insurance coverage of $1,500,000 for 2011.

(f)	Mr. McDonnell joined the Company as Senior Vice President of Global Sales in January 2010.

Supplemental Total Realized Compensation Table

The following table supplements the SEC-required disclosure in the Summary Compensation Table set forth above and shows “Total Realized Compensation,” representing the total compensation realized by each named executive officer in each of the years shown. Total compensation, as calculated under SEC rules and as shown in the Summary Compensation Table above, includes several items that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by the named executive officers in a particular year. The following table is not a substitute for the Summary Compensation Table.

Name	Year	Total Realized Compensation (a)	“Total” Reported in Summary Compensation Table
Byrne, Patrick J.	2011	$1,531,982	$3,302,687
CEO and President	2010	911,632	3,519,480
	2009	1,068,790	2,086,782

Driessnack, Robert J.	2011	580,273	1,119,850
CFO and Senior Vice President	2010	866,304	1,696,366
	2009	492,129	1,349,855

Faerber, Dennis A.	2011	603,892	1,154,678
Senior Vice President, Global Operations	2010	431,447	1,261,509
	2009	359,861	753,428

McDonnell, James P.	2011	504,072	1,219,832
Senior Vice President, Global Sales and Marketing	2010	429,763	1,877,137

Thompson, Earl R.	2011	595,392	1,141,694
Senior Vice President, Mobile Solutions Business Unit	2010	393,833	1,223,895
	2009	274,508	746,634

(a)	Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the “Total” column of the Summary Compensation Table. Total Realized Compensation is not a substitute for “Total” compensation. Total Realized Compensation represents: (1) “Total” compensation, as calculated in the Summary Compensation Table for each of the named executive officers under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table), plus (3) the value realized from the exercise of stock options and the vesting of RSUs or PSUs before payment of any applicable withholding taxes and brokerage commissions (as reflected in the Option Exercises and Stock Vested tables of the proxy statements for the respective years). In addition, Total Realized Compensation reflects any bonus actually paid in each of the years shown, whereas “Total” compensation under the SEC rules reflects any bonus earned for the applicable years (regardless of when paid). For more information on “Total” compensation under the SEC rules, see the footnotes accompanying the Summary Compensation Table set forth above.

2011 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding 2011 grants of annual and long-term awards for the named executive officers, including the range of estimated possible payouts under our annual SOIP, estimated future payouts under our PSU Program (referred to in the table as “LTIP PSU 2011-13”), estimated future payouts under the special performance-based restricted stock units awarded to our CEO (referred to in the table as “PBRSU”), the exercise prices of stock options and the grant date fair value of stock and option awards. These award opportunities align executives’ interests with stockholders, by providing an incentive to increase stock price and improve the long-term financial performance of the Company.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)					All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (d) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (e) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Byrne, Patrick, J.
Annual cash incentive		$180,149	$720,596	$1,441,192	—	—		—		—	—		$—	$—
LTIP PSU 2011-13	3/30/2011	—	—	—	15,910	31,819		63,638		—	—		—	517,377
RSU	5/24/2011	—	—	—	—	—		—		72,917	—		—	866,254
PBRSU	5/24/2011	—	—	—	43,750	43,750	(f)	43,750	(f)		—		—	519,750

Driessnack, Robert J.
Annual cash incentive		47,868	191,473	382,945	—	—		—		—	—		—	—
LTIP PSU 2011-13	3/30/2011	—	—	—	5,091	10,182		20,364		—	—		—	165,559
RSU	5/24/2011	—	—	—	—	—		—		18,667	—		—	221,764
Option	5/24/2011	—	—	—	—	—		—		—	50,796	(g)	11.88	231,802

Faerber, Dennis A.
Annual cash incentive		50,956	203,826	407,652	—	—		—		—	—		—	—
LTIP PSU 2011-13	3/30/2011	—	—	—	5,091	10,182		20,364		—	—		—	165,559
RSU	5/24/2011	—	—	—	—	—		—		18,667	—		—	221,764
Option	5/24/2011	—	—	—	—	—		—		—	50,796	(g)	11.88	231,802

McDonnell, James P.
Annual cash incentive		63,052	252,209	504,417	—	—		—		—	—		—	—
LTIP PSU 2011-13	3/30/2011	—	—	—	5,091	10,182		20,364		—	—		—	165,559
RSU	5/24/2011	—	—	—	—	—		—		18,667	—		—	221,764
Option	5/24/2011	—	—	—	—	—		—		—	50,796	(g)	11.88	231,802

Thompson, Earl
Annual cash incentive		49,721	198,884	397,769	—	—		—		—	—		—	—
LTIP PSU 2011-13	3/30/2011	—	—	—	5,091	10,182		20,364		—	—		—	165,559
RSU	5/24/2011	—	—	—	—	—		—		18,667	—		—	221,764
Option	5/24/2011	—	—	—	—	—		—		—	50,796	(g)	11.88	231,802

(a)	Represents the threshold, target and maximum potential payouts pursuant to the SOIP, a cash incentive plan under the 2008 Plan. The Committee established a target payment opportunity for each named executive officer, based on a percentage of that individual’s salary, and assigned Company performance goals for 2011. The 2011 SOIP had a sliding scale that provided for threshold payouts of 25% of the target opportunity and up to 200% of the target opportunity for maximum performance. If the threshold level of performance is not achieved, no award is paid. The 2011 SOIP is described in “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Annual Cash Incentive Program (Senior Officer Incentive Program or “SOIP”).”

(b)	Represents annual awards made under the PSU Program, a sub-plan of the 2008 Plan. The Committee established target awards of PSUs for each participant at the beginning of the 2011-2013 award period. Participants can earn from 50% to 200% of their target shares, based on the Company’s financial performance. PSUs are payable in shares of common stock. The single performance measure for the PSUs granted in the 2011-2013 period is cumulative revenue. The 2011-2013 PSU Program is described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Programs — Performance Share Unit Program Awards and Results.” For Mr. Byrne, this column also reflects his PBRSUs. The single performance measure for the PBRSUs is business operating profit as a percent of revenue for the year ending December 31, 2011. The award was of a fixed number of PBRSUs, with no threshold, target or maximum payment, so the award amount is reflected in the threshold, target and maximum columns. The PBRSUs are described in “Compensation Discussion and Analysis — Long-Term Equity Program — CEO Performance-Based Restricted Stock Unit Awards and Results.”

(c)	Represents annual awards of RSUs. Thirty-three percent (33%) of the RSUs vest on each of the first and second anniversaries of the grant date, and thirty-four percent (34%) of the RSUs vest on the third anniversary of the grant date, if the executive is employed on these dates.

(d)	The 2008 Plan provides that the exercise price for options will be not less than the fair market value on the date of grant and defines fair market value as the closing sales price per share of our common stock on the NYSE for that date.

(e)	Grant date fair value was calculated in accordance with FASB ASC Topic 718. Refer to the “Shareholders’ Equity” note in the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions. The aggregate grant date fair value for PSUs was calculated based on the target number of PSUs for the 2011-2013 award period.

(f)	Mr. Byrne: If the performance measures are met, thirty-three percent (33%) of the PBRSUs vest on each of the first and second anniversaries of the grant date, and thirty-four percent (34%) of the PBRSUs vest on the third anniversary of the grant date, if the executive is employed on these dates.

(g)	Mr. Driessnack, Mr. Faerber, Mr. McDonnell, and Mr. Thompson: The nonqualified stock option becomes exercisable in three installments of 16,762 shares on May 24, 2012, 16,763 shares May 24, 2013, and 17,271 shares on May 24, 2014, if the executives are employed on these dates.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth information regarding the outstanding stock option awards and unvested or unearned stock awards held by the named executive officers, as of December 31, 2011. The market value of unvested stock awards is based on the closing stock price of Intermec common stock of $6.86 on December 30, 2011, the last trading day of the year. These holdings reflect the Company’s long-term incentive compensation policies, under which stock options and stock awards are granted based on Company performance, the quality and length of an executive’s service, and the achievement of individual and Company goals.

	Option Awards (a)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (b) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (c) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (c) ($)
		Exercisable (#)	Unexercisable (#)
Byrne, Patrick J.
Option	5/25/2010	27,052	81,156	$10.98	5/25/2020	—	—	—	—
Option	5/26/2009	60,000	60,000	11.53	5/26/2019	—	—	—	—
Option	5/23/2008	75,000	25,000	22.01	5/23/2018	—	—	—	—
Option	7/19/2007	240,000	60,000	27.35	7/19/2017	—	—	—	—
PBRSU	5/24/2011	—	—	—	—	43,750	$300,125	—	—
RSU	5/24/2011	—	—	—	—	72,917	500,211	—	—
RSU	5/25/2010	—	—	—	—	107,662	738,561	—	—
RSU	3/31/2009	—	—	—	—	13,334	91,471	—	—
LTIP PSU 2011-13		—	—	—	—	—	—	47,729	$327,418
LTIP PSU 2010-12		—	—	—	—	5,994	41,116	—	—

Driessnack, Robert J.
Option	5/24/2011	—	50,796	11.88	5/24/2018	—	—	—	—
Option	5/25/2010	8,642	25,924	10.98	5/25/2020	—	—	—	—
Option	5/26/2009	20,000	20,000	11.53	5/26/2019	—	—	—	—
Option	2/17/2009	40,000	40,000	10.55	2/17/2019	—	—	—	—
RSU	5/24/2011	—	—	—	—	18,667	128,056	—	—
RSU	5/25/2010	—	—	—	—	34,369	235,771	—	—
RSU	3/31/2009	—	—	—	—	4,445	30,493	—	—
LTIP PSU 2011-13		—	—	—	—	—	—	15,273	104,773
LTIP PSU 2010-12		—	—	—	—	1,915	13,143	—	—

Faerber, Dennis A.
Option	5/24/2011	—	50,796	11.88	5/24/2018	—	—	—	—
Option	5/25/2010	8,642	25,924	10.98	5/25/2020	—	—	—	—
Option	5/26/2009	20,000	20,000	11.53	5/26/2019	—	—	—	—
Option	5/23/2008	30,000	10,000	22.01	5/23/2018	—	—	—	—
Option	2/19/2008	42,000	28,000	22.88	2/19/2018	—	—	—	—
RSU	5/24/2011	—	—	—	—	18,667	128,056	—	—
RSU	5/25/2010	—	—	—	—	34,369	235,771	—	—
RSU	3/31/2009	—	—	—	—	4,445	30,493	—	—
LTIP PSU 2011-13		—	—	—	—	—	—	15,273	104,773
LTIP PSU 2010-12		—	—	—	—	1,915	13,143	—	—

McDonnell, James P.
Option	5/24/2011	—	50,796	11.88	5/24/2018	—	—	—	—
Option	5/25/2010	8,642	25,924	10.98	5/25/2020	—	—	—	—
Option	2/16/2010	19,584	58,749	14.37	2/16/2020	—	—	—	—
RSU	5/24/2011	—	—	—	—	18,667	128,056	—	—
RSU	5/25/2010	—	—	—	—	10,369	71,131	—	—
RSU	2/16/2010	—	—	—	—	11,851	81,298	—	—
LTIP PSU 2011-13		—	—	—	—	—	—	15,273	104,773
LTIP PSU 2010-12		—	—	—	—	1,915	13,143	—	—

Thompson, Earl R.
Option	5/24/2011	—	50,796	11.88	5/24/2018	—	—	—	—
Option	5/25/2010	8,642	25,924	10.98	5/25/2020	—	—	—	—
Option	5/26/2009	20,000	20,000	11.53	5/26/2019	—	—	—	—
Option	5/23/2008	11,250	3,750	22.01	5/23/2018	—	—	—	—
Option	11/27/2008	12,000	3,000	22.29	11/12/2017	—	—	—	—
RSU	5/24/2011	—	—	—	—	18,667	128,056	—	—
RSU	5/25/2010	—	—	—	—	34,369	235,771	—	—
RSU	3/31/2009	—	—	—	—	4,445	30,493	—	—
LTIP PSU 2011-13		—	—	—	—	—	—	15,273	104,773
LTIP PSU 2010-12		—	—	—	—	1,915	13,143	—	—

(a)	Options granted before May 23, 2008 vest or vested (i.e., became exercisable) in five approximately equal installments on the first five anniversaries of the grant date, and expire ten years after the grant date. Options granted on or after May 23, 2008 (and before March 30, 2011) vest in four approximately equal installments on the first four anniversaries of the grant date, and expire ten years after the grant date. Options granted on or after March 30, 2011 vest over a three year period, with thirty-three percent (33%) vesting on the first and second anniversaries of the date of grant, and thirty-four percent (34%) vesting on the third anniversary of the date of grant. Such options expire seven years after the grant date.

(b)	The RSUs granted on March 31, 2009, February 16, 2010 (to Mr. McDonnell only) and May 25, 2010 vest in three approximately equal installments on the first three anniversaries of the grant date. The RSUs granted on May 24, 2011 vest over a three year period with thirty-three percent (33%) vesting on each of the first and second anniversaries of the date of grant, and thirty-four percent (34% ) vesting on the third anniversary of the date of grant. 2011 target performance under the PBRSUs was certified to have been met on February 22, 2012; accordingly, thirty-three percent (33%) of the PBRSUs vest on each of the first and second anniversaries of the grant date, and thirty-four percent (34%) of the PBRSUs vest on the third anniversary of the grant date, if the executive is employed on these dates. On February 22, 2012, PSUs under the 2010-2012 award period were certified to have been earned as of December 31, 2011 at a payout level of 16.66%. The earned award will be settled in shares as of December 31, 2012, assuming continued employment through that date.

(c)	PSUs under the 2011-2013 award period will vest and be settled in shares to the extent earned as of December 31, 2013. Participants can earn from 0% to 200% of their target shares, based on the Company’s financial performance. The lowest possible payment is $0. As of December 31, 2011, PSUs under the 2011-2013 award period were expected to pay out at 150% of target value, reflected above in the table. The PSU Program is described in “Compensation Discussion and Analysis — Long-Term Equity Incentive Program — Performance Share Unit Program Awards and Results.”

2011 OPTION EXERCISES AND STOCK VESTED

For the year 2011, the following table provides, for each of our named executive officers, the number of stock options exercised and stock awards vested and the value realized due to the exercise or vesting.

	Option Awards		Stock Awards (a)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Byrne, Patrick J.	0	$0	67,165	(a)	$786,617	(a)
Driessnack, Robert J.	0	0	21,629	(b)	253,140	(b)
Faerber, Dennis A.	0	0	21,629	(b)	253,140	(b)
McDonnell, James P.	0	0	11,111	(c)	132,073	(c)
Thompson, Earl R.	0	0	21,629	(b)	253,140	(b)

(a)	Represents 13,333 RSUs that vested on March 31, 2011 and 53,832 RSUs that vested on May 25, 2011. The value realized is the number of shares vested multiplied by $10.79 and $11.94, respectively, the fair market values of the common stock on the vesting dates.

(b)	Represents 4,444 RSUs that vested on March 31, 2011 and 17,185 RSUs that vested on May 25, 2011. The value realized is the number of shares vested multiplied by $10.79 and $11.94, respectively, the fair market values of the common stock on the vesting dates.

(c)	Represents 5,926 RSUs that vested on February 16, 2011 and 5,185 RSUs that vested on May 25, 2011. The value realized is the number of shares vested multiplied by $11.84 and $11.94, respectively, the fair market values of the common stock on the vesting dates.

2011 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information for each of the named executive officers regarding aggregate executive and Company contributions and aggregate earnings (on the entire account balance) accrued during 2011, as well as year-end account balances, under the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year (a) ($)	Company Contributions in Last Fiscal Year (b) ($)	Aggregate Earnings in Last Fiscal Year (c) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (d) ($)
Byrne, Patrick J.	$19,024	$15,219	$(1,224)	$0	$187,814
Driessnack, Robert J.	0	0	(87)	0	3,335
Faerber, Dennis A.	11,365	3,031	143	0	15,539
McDonnell, James P.	4,612	3,690	62	0	4,674
Thompson, Earl R	3,459	2,767	(1,969)	0	20,937

(a)	The amounts reported in this column reflect the elective deferrals made by executives of base salary earned for 2011. These amounts are included in the “Salary” column of the Summary Compensation Table.

(b)	The amounts reported in this column reflect matching contributions made by the Company in 2012 for 2011 contributions. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table, but not in the “Aggregate Balance at Last Fiscal Year-End” column of this table because of the date the contributions were allocated.

(c)	The amounts reported in this column reflect the earnings credited to executives’ accounts for 2011.

(d)	Of the amounts reported in this column, the following amounts have also been reported in the Summary Compensation Table for 2010 and 2009:

Name	Previously Reported for 2010 ($)	Previously Reported for 2009 ($)
Byrne, Patrick J.	$14,512	$24,452
Driessnack, Robert J.	0	2,917
Faerber, Dennis A.	0	0
McDonnell, James P.	0	0
Thompson, Earl R.	2,427	2,764

Deferred Compensation Plan

The Deferred Compensation Plan is designed as a nonqualified, defined contribution, individual account plan for the elective deferral of certain eligible compensation, to the extent that such compensation exceeds the compensation limit for an applicable year under Section 401(a)(17) of the Code. Participation in the Deferred Compensation Plan is limited to select management and highly compensated employees of the Company. All of the named executive officers are currently eligible to participate in the Deferred Compensation Plan.

For 2011, executives may defer up to 75% of eligible base salary, up to 100% of eligible annual cash bonuses and up to 100% of eligible commissions or sales-based awards. The Company matches 80% of the first 4% of eligible compensation deferred by an executive. To receive this matching contribution, the executive must be employed on the last day of the year. All Deferred Compensation Plan accounts are 100% vested at all times.

Executives may choose how to credit deferred and matching amounts among approximately 30 tracking funds that are based on the investment performance of the corresponding investment funds offered under the 401(k) Plan. Executives may change how deferrals are allocated to the tracking funds at any time, with changes generally effective as of the next trading day.

The following table shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2011.

Investment	1 Year	Investment	1 Year
AF Grth Fund Amer A	(4.53)%	FID Freedom 2010	(0.19)%
FID Dividend Growth	(8.34)%	FID Freedom 2015	(0.34)%
Harbor Cap Appr Inst	0.61%	FID Freedom 2020	(1.24)%
Spartan US EQ Index	2.06%	FID Freedom 2025	(2.50)%
Columbia Acorn Z	(4.61)%	FID Freedom 2030	(3.09)%
FID Mid Cap Stock	(2.25)%	FID Freedom 2035	(4.53)%
FID Low Priced Stock	0.06%	FID Freedom 2040	(4.64)%
MFS Value R4	0.05%	FID Freedom 2045	(4.95)%
Oakmark Select I	2.15%	FID Freedom 2050	(5.50)%
Pioneer Cullen Val Y	(4.27)%	FID Freedom Income	2.12%
ABF SM Cap Val PA	(4.05)%	PIMCO TOT Return Admn	4.16%
FID Diversified Intl	(13.62)%	Invesco High Yld Inst	1.75%
Oakmark Intl I	(14.07)%	DFA Inflation Prot Sec Port	14.54%
FID Freedom 2000	2.07%	Fidelity Retire MMKT	0.01%
FID Freedom 2005	0.36%	Fidelity Cash Reserve	0.01%

An executive may receive a single lump sum payment equal to his or her entire account balance when the executive’s employment with the Company ends, subject to delays required by law or the terms of the Deferred Compensation Plan. If the executive dies while employed by the Company, his or her beneficiary will receive a lump sum payment equal to the value of his or her entire account balance. The executive may also receive distributions upon request in the event of an unforeseeable financial emergency. The Company reserves the right to terminate the plan and distribute all vested amounts credited to participants’ accounts in accordance with the terms of the Deferred Compensation Plan and the requirements of Section 409A of the Code, including, but not limited to, upon a change of control as described in the Deferred Compensation Plan.

The Committee interprets and administers the Deferred Compensation Plan. Generally, the Company reserves the right to amend the Deferred Compensation Plan at any time without the consent or agreement of the executives. The Company has established an irrevocable “rabbi” trust to provide a source of funds to assist the Company in meeting its liabilities with respect to the Deferred Compensation Plan, with the assets of such trust subject to the claims of the Company’s general creditors in accordance with applicable law and the terms of the trust. The Deferred Compensation Plan is subject to the requirements of Section 409A of the Code, and the Company intends that it be documented and administered accordingly.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The “Estimated Potential Incremental Payments upon Termination or Change of Control as of December 30, 2011” table below reflects the estimated amount of incremental compensation payable to each of our named executive officers under Company plans, policies and agreements in the event of (i) an involuntary termination of the named executive officer by the Company without Cause before a change of control of the Company; (ii) a change of control of the Company; (iii) an involuntary termination of the named executive officer by the Company without Cause or a termination by the named executive officer for Good Reason in connection with or following a change of control of the Company; (iv) disability; or (v) death. The amounts are payable under the Company’s Senior Officer Severance Plan (“SOSP”), the Executive Change of Control Policy for the 2008 Omnibus Incentive Plan ( “COC Policy”), the Change of Control Severance Plan (“COC Plan”) and certain equity award agreements under the 2008 Omnibus Incentive Plan (“2008 Plan”). The amounts in the table assume that termination of the executive’s employment or a change of control was effective as of December 30, 2011, the last business day of 2011, and that the price of Intermec common stock on which certain of the calculations were made was the closing price of $6.86 on that date. The amounts are estimates of the incremental amounts that would be payable as of December 30, 2011 to each named executive officer in the foregoing circumstances. The actual amounts that would be payable to a named executive officer can only be determined at the time of the executive’s termination or a change of control of the Company.

The SOSP, the COC Policy, the COC Plan and certain terms of equity award agreements under the 2008 Plan are described below to assist in reading the table. The descriptions are qualified in all respects by reference to the provisions of the applicable plan, policy or agreement.

Senior Officer Severance Plan (“SOSP”)

The SOSP sets forth the payments and benefits that we will provide to our Senior Officers, including our named executive officers, if the executive’s employment is terminated other than for Cause, death or Disability, and other than in connection with a Change of Control (defined below). In such event, we will provide the following payments and benefits to the executive:

•	Accrued but unpaid salary for the year of termination.

•	Lump sum severance payment equal to a multiple of the executive’s annual base salary. The multiple is two times base salary for the CEO and one times base salary for the other executives.

•

Prorated lump sum severance payment equal to the annual cash incentive bonus otherwise due to the executive for the year of termination, based on actual performance and payable only after actual performance is determined and without regard to an employment requirement.

•	Lump sum amount equal to 12 times the amount of the COBRA premium applicable to the level of health plan coverage in effect for the executive at the time of termination.

•	Payment for reasonable outplacement services, as incurred, for a period not to extend past the last day of the second calendar year following the calendar year of termination.

•	Amounts accrued and due under the existing terms of various benefit programs, including the Deferred Compensation Plan.

The executive is responsible for all taxes arising from payments and benefits under the SOSP. Any bonus payments under the SOSP are in lieu of any amounts otherwise payable for the year of termination under the SOIP.

The SOSP includes a clawback provision that terminates benefits and requires repayment of benefits if the executive breaches agreements protecting the interests of the Company, such as agreements regarding confidentiality, non-competition and ownership of proprietary information. The SOSP also requires that the executive sign a general waiver and release of claims in order to receive benefits.

In the event of termination of an executive’s employment by reason of death or disability or for Cause, our sole obligation under the SOSP would be to pay the executive’s then unpaid but accrued annual base salary. We also would pay any amounts accrued and vested under the existing terms of various benefit programs in accordance with the terms of such programs. If an executive’s employment is terminated in connection with a Change of Control, the terms of the COC Plan govern, not the SOSP.

The SOSP does not require us to retain the executives or to pay them any specified level of compensation or benefits. Generally, we may modify or terminate the SOSP at any time at our discretion without the consent or agreement of the executives.

For purposes of the SOSP, “Change of Control” has the definition set forth in the COC Plan, which generally defines a “Change of Control” as the first to occur of any of the following events: (i) any person becomes the beneficial owner of 30% or more of Intermec’s outstanding common stock or voting securities, with certain exceptions; (ii) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) during any consecutive 24-month period cease for any reason to constitute at least a majority of the Board of Directors; (iii) consummation of a reorganization, merger, consolidation or sale or other disposition of substantially all the assets of the Company, unless (x) after such transaction the beneficial owners of Intermec’s common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock and voting securities of the corporation resulting from such transaction, (y) no beneficial owner owns 30% or more of the then outstanding common stock or voting securities (except to the extent such ownership existed prior to the transaction), and (z) at least a majority of the members of the board of directors resulting from such transaction were incumbent directors at the time of executing the initial agreement, or Board action, providing for such transaction; or (iv) consummation of a complete liquidation or dissolution of the Company.

“Cause” is generally defined in the SOSP as (i) the failure of the executive to perform substantially the executive’s duties with the Company or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

“Disability” is generally defined in the SOSP to mean the inability of the executive to perform the executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the executive or the executive’s legal representative.

Executive Change of Control Policy for the 2008 Plan (“COC Policy”)

The COC Policy establishes the treatment of outstanding equity awards held by covered executives under the 2008 Plan in the event of a Change of Control of Intermec. The COC Policy applies to all individuals who are participants in the COC Plan (described below).

In the event of a Change of Control, outstanding equity awards held by the covered executives will be treated as follows:

•

All options and time-vested restricted stock or restricted stock units will be subject to “double-trigger” accelerated vesting and lapse of applicable forfeiture provisions, meaning that if equity awards are converted, assumed or replaced in connection with a Change of Control, accelerated vesting and lapse of forfeiture provisions will occur only if, in connection with or within two years after the Change of Control, the executive’s employment is terminated by the Company (or a successor) without Cause or the executive terminates employment for Good Reason.

•

Payout of performance shares, performance units, and stock awards and stock units with restrictions based on performance criteria will occur based on actual performance if more than 50% of the performance period has elapsed and at targeted performance if 50% or less of the performance period has elapsed as of the effective date of the Change of Control.

The term “Change of Control” generally has the same definition applicable to the SOSP set forth above.

“Cause” is defined in the COC Policy to generally mean: (i) the willful and continued failure of the executive to perform substantially the executive’s duties after a written demand for substantial performance is delivered by the Board or the CEO or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

“Good Reason” is defined in the COC Policy to generally mean to mean the occurrence of any of the following within 24 months after a Change of Control, and the failure of the Company or a successor company to cure within 30 days after receipt of written notice from the executive asserting that Good Reasons exists: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board of Directors; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform the services; or (vi) the failure of the Company to obtain a satisfactory agreement from a successor to the Company to assume and agree to perform the COC Policy.

Change of Control Severance Plan (“COC Plan”)

The COC Plan covers all executive officers, including the named executive officers. The COC Plan provides that if within two years after a Change of Control, an executive’s employment is terminated for reasons other than Cause or if an executive terminates employment for Good Reason, the executive will be entitled to the following payments and benefits under the COC Plan:

•	Accrued but unpaid salary and vacation pay as of the termination date.

•

Lump sum severance payment equal to a multiple of the executive’s annual base salary (based on the highest rate of annual base salary in effect up to and including the date of termination) and a multiple of annual bonus (based on the average of the prior three years’ actual bonus payments). The multiple is three times base salary and bonus for the CEO and two times base salary and bonus for the other executive officers.

•	Prorated lump sum payment equal to unpaid target annual bonus for the year of termination.

•

Continued coverage for the executive and his or her family members under the Company’s welfare benefit plans for a period of two years, including reimbursement for certain payments made by the executive for the cost of coverage (including medical and dental) plus a related tax gross-up for the reimbursed amount.

•	Payment for reasonable outplacement costs, as incurred, for a period of up to two years.

•	Amounts accrued and due under the existing terms of various benefit programs, including the Deferred Compensation Plan.

An executive may not receive a payment or benefit under both the COC Plan and any other Company severance program.

The COC Plan includes a clawback provision that terminates benefits and requires repayment of benefits if the executive breaches agreements protecting the interests of the Company, such as agreements regarding confidentiality, non-competition and ownership of proprietary information. The COC Plan also requires that the executive sign a general waiver and release of claims in order to receive benefits. The COC Plan contains a modified excise tax gross-up provision that is designed to neutralize the disparate impact of excise taxes imposed under Code Section 4999 on executives with varying tenures with the Company. The payment will be made only if the total value of all “parachute payments” to the individual exceeds 110% of the individual’s “safe harbor” amount. In March 2010, the COC Plan was amended to remove the excise tax gross-up provision for any new executives who might be covered by the COC Plan thereafter.

The terms “Cause,” “Change of Control” and “Good Reason” are generally defined the same as set forth above for the COC Policy.

Treatment of Certain Equity Awards under the 2008 Plan in the Event of Disability or Death

The terms of outstanding RSUs granted to the named executive officers under the 2008 Plan provide that such awards will become fully vested and no longer subject to forfeiture in the event of the executive’s disability or death. In the event of an executive’s Disability or death, outstanding PSUs are payable to the named executive officer (or the executive’s estate or other beneficiary) at the same time and on the same basis as other participants in the PSU Program, except that the amount of any payout will be prorated for the number of full months worked during the award period as a percentage of the total number of full months in the award period.

“Disability” for these purposes means an executive’s permanent and total disability under the long-term disability plan applicable to the executive.

Tabular Presentation

The table below presents the estimated incremental compensation payable to each of the named executive officers as described above. The incremental compensation is presented in the following benefit categories:

•	Cash (salary): a multiple of the executive’s annual base salary as of December 30, 2011, except after a Change of Control when the highest base salary rate is used.

•	Cash (average prior incentive bonuses): a multiple of the average of actual incentive bonus payments for the prior three years (2008-2010).

•

Cash (current year annual incentive bonus):    a pro rata portion of the executive’s actual cash incentive for 2011 based on the number of days worked during the year and actual performance, if applicable.

•	Stock options: market value, as of December 30, 2011, of unvested, in-the-money stock options that would vest.

•	Restricted stock units: market value, as of December 30, 2011, of unvested, service-based RSUs that would vest.

•	Performance shares: market value, as of December 30, 2011, of unvested PSUs that would vest.

•	Excise tax gross-up: the modified excise tax gross-up under the COC Plan.

•

Health and welfare benefits:    estimated value of continuing welfare benefits for an executive and his or her family based on elected coverage as of December 30, 2011, and based on current Company costs.

•

Supplemental life insurance:    benefit paid to estate upon death. Messrs. Driessnack, Faerber, McDonnell and Thompson have a death benefit of two times the previous year’s base salary, subject to a $600,000 maximum, under the basic life insurance benefit provided to all employees. Therefore, no additional amount is shown as a death benefit in the table for them.

•	Perquisites: estimated value of outplacement services.

Estimated Potential Incremental Payments upon Termination or Change of Control as of December 30, 2011

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Disability		Death
Byrne, Patrick J.
Cash (salary)	$1,442,000	(b)	$—		$2,163,000	(c)	$—		$—
Cash (average prior incentive bonuses)	—		—		398,408	(c)	—		—
Cash (current year annual incentive bonus)	653,941	(b)	—		720,596	(c)	—		—
Stock Options: vesting accelerated	—		—		—		—		—
Restricted Stock Units: vesting accelerated	—		—		1,371,362		1,371,362	(d)	1,371,362	(d)
Performance Shares: vesting accelerated	—		517,377	(e)	—		177,393	(f)	177,393	(f)
Excise Tax Gross-Up	—		—		2,039,347		—		—
Health and Welfare Benefits	18,323		—		34,015		—		—
Supplemental Life Insurance	—		—		—		—		1,500,000	(g)
Perquisites	15,000	(h)	—		15,000	(h)	—		—

Total	$2,129,264		$517,377		$6,741,728		$1,548,755		$3,048,755

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Disability		Death
Driessnack, Robert J.
Cash (salary)	$319,300	(b)	$—		$638,600	(c)	$—		$—
Cash (average prior incentive bonuses)	—		—		—	(c)	—		—
Cash (current year annual incentive bonus)	173,763	(b)	—		234,673	(c)	—		—
Stock Options: vesting accelerated	—		—		—		—		—
Restricted Stock Units: vesting accelerated	—		—		407,457		407,457	(d)	407,457	(d)
Performance Shares: vesting accelerated	—		165,559	(e)	—		43,655	(f)	43,655	(f)
Excise Tax Gross-Up	—		—		—		—		—
Health and Welfare Benefits	16,907		—		32,341		—		—
Perquisites	15,000	(h)	—		15,000	(h)	—		—

Total	$524,970		$165,559		$1,328,071		$451,112		$451,112

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Disability		Death (b)
Faerber, Dennis A.
Cash (salary)	$339,900	(b)	$—		$679,800	(c)	$—		$—
Cash (average prior incentive bonuses)	—		—		52,373	(c)	—		—
Cash (current year annual incentive bonus)	184,972	(b)	—		203,826	(c)	—		—
Stock Options: vesting accelerated	—		—		—		—		—
Restricted Stock Units: vesting accelerated	—		—		407,457		407,457	(d)	407,457	(d)
Performance Shares: vesting accelerated	—		165,559	(e)	—		43,655	(f)	43,655	(f)
Excise Tax Gross-Up	—		—		538,891		—		—
Health and Welfare Benefits	12,691		—		22,903		—		—
Perquisites	15,000	(h)	—		15,000	(h)	—		—

Total	$552,563		$165,559		$1,920,250		$451,112		$451,112

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Disability		Death
McDonnell, James P.
Cash (salary)	$360,500	(b)	$—		$721,000	(c)	$—		$—
Cash (average prior incentive bonuses)	—		—		—	(c)	—		—
Cash (current year annual incentive bonus)	228,879	(b)	—		216,179	(c)	—		—
Stock Options: vesting accelerated	—		—		—		—		—
Restricted Stock Units: vesting accelerated	—		—		466,163		466,163	(d)	466,163	(d)
Performance Shares: vesting accelerated	—		165,559	(e)	—		43,655	(f)	43,655	(f)
Excise Tax Gross-Up	—		—		659,559		—		—
Health and Welfare Benefits	1,788		—		7,410		—		—
Perquisites	15,000	(h)	—		15,000	(h)	—		—

Total	$606,167		$165,559		$2,085,311		$509,818		$509,818

Name and Benefit	Before Change of Control Termination w/o Cause		Upon Change of Control (a)		After Change of Control Termination w/o Cause or for Good Reason (a)		Disability		Death
Thompson, Earl R.
Cash (salary)	$331,600	(b)	$—		$663,200	(c)	$—		$—
Cash (average prior incentive bonuses)	—		—		53,795	(c)	—		—
Cash (current year annual incentive bonus)	180,488	(b)	—		198,884	(c)	—		—
Stock Options: vesting accelerated	—		—		—		—		—
Service-Based Stock Awards: vesting accelerated	—		—		407,457		407,457	(d)	407,457	(d)
Performance Shares: vesting accelerated	—		165,559	(e)	—		43,655	(f)	43,655	(f)
Excise Tax Gross-Up	—		—		502,277		—		—
Health and Welfare Benefits	12,691		—		22,903		—		—
Perquisites	15,000	(h)	—		15,000	(h)	—		—

Total	$539,779		$165,559		$1,863,516		$451,112		$451,112

(a)

With respect to certain performance-based equity awards under our COC Policy, discussed in note (e), the COC Plan generally provides benefits to the executives upon a Change of Control if there is an involuntary termination without Cause or voluntary termination with Good Reason within two years following the

Change of Control. Accordingly, the additional amounts to which our named executive officers would be entitled as a result of such termination are reflected in the column captioned “After Change of Control Termination w/o Cause or for Good Reason.”

(b)	Under the SOSP, in the event of termination other than for Cause, death or Disability, and other than in connection with a Change of Control, the executive is entitled to a payment that includes a multiple of his or her base salary. For Mr. Byrne, that multiple is two times his base salary. For all other named executive officers, that multiple is one times base salary. In addition, under the SOSP, the executive is entitled to a pro rata portion of his or her annual cash incentive bonus for that year, based on the number of days worked and actual performance under the cash incentive plan.

(c)	Under the COC Plan, in the event of termination without Cause or for Good Reason after a Change of Control, the executive is entitled to a payment that includes a multiple of his or her base salary (the highest rate ever paid) and bonus, the latter of which is calculated based on the average of the last three years’ actual bonus payments. For Mr. Byrne, that multiple is three times base salary and bonus. For all other named executive officers, that multiple is two times base salary and bonus. Since Mr. Driessnack and Mr. McDonnell were hired in 2009 and 2010, respectively, and no bonus was payable for either year, neither has a prior bonus history. The executive is also entitled to a pro rata portion of his or her target annual cash incentive bonus based on the number of days worked during the year of termination.

(d)	Under the terms of any RSU agreement or PBRSU agreement with the executive, the executive is entitled to full vesting of such RSUs or PBRSUs, respectively, upon termination by reason of Disability or death.

(e)	Under the COC Policy, all outstanding awards of restricted stock or RSUs whose restrictions are based on performance criteria, performance units and performance shares will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control, except that if more than 50% of the performance period has elapsed, the award will be deemed to have been earned based on the actual performance attained as of the effective date of the Change of Control. The amounts in this table include the payout upon a Change of Control with respect to the PSU performance cycles for 2010-2012 and 2011-2013, as applicable, to each named executive officer. To calculate these values as of December 30, 2011, we used the closing price of $6.86 per share of our common stock on December 30, 2011. The amounts in this table reflect actual performance for the 2010-2012 cycle (since that performance period had ended as of December 30, 2011) and targeted performance for the 2011-2013 cycle (since less than 50% of that performance period had elapsed as of December 30, 2011).

(f)	In the event of an executive’s Disability or death prior to the end of the award period under the PSU Program, the executive or the executive’s estate or other beneficiary will receive a payout of earned PSUs on the same basis as other participants, except that the amount of any payout will be prorated for the number of full months worked during the award period as a percentage of the total number of full months in the award period, and the requirement that the executive be employed at the end of the award period does not apply. As of December 30, 2011, both the 2010-12 and 2011-13 award periods have an expected payout. The payout for the 2010-12 award period has been certified at 16.6% of target, subject to employment through December 31, 2012. The current expected payout for the 2011-13 award period is at 150% of target. In both cases, the payout upon Disability or death is calculated using a share price of $6.86 per share which is the closing price on December 30, 2011, the last trading day of the year. For the 2010-12 award period, the Disability and death benefit payout would be prorated for the 24 months worked out of the 36-month award period. For the 2011-2013 award period, such payout would be prorated for the 12 months worked out of the 36-month award period.

(g)

For Mr. Byrne, the death benefit is four times the previous year’s base salary, subject to a $600,000 maximum unless otherwise approved by the insurer after additional information is provided by the insured, in which case the maximum death benefit is $1,500,000. The benefit currently applicable to Mr. Byrne is $1,500,000. For Messrs. Driessnack, Faerber, McDonnell and Thompson, the death benefit is two times the previous year’s base pay, subject to a $600,000 maximum, a benefit which applies to all employees. Therefore, no supplemental life insurance benefit amount is shown for those executives.

(h)	The executive would be entitled to the reasonable cost of outplacement services. The amount of services is not fixed, but we do not expect them to exceed $15,000 in the aggregate per executive.

PROPOSAL 3.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This advisory proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Consistent with our Board’s recommendation and our stockholders’ preference, we intend to hold this advisory vote on the compensation of our named executive officers on an annual basis.

Our executive compensation programs are intended to attract, motivate, and retain our named executive officers, who are leading the business initiatives that we believe are critical to our future success. Under these programs, we have assigned specific annual and long-term financial goals, which have been difficult to achieve during continuing global economic uncertainty and the simultaneous transformation of our business for the future.

In 2011, we increased the performance-based components of our CEO’s total target compensation. In 2012, we will fulfill our commitment to make at least 50% of all our named executive officers’ equity grants (by number of shares) performance-based with multi-year elements. These steps align with our commitment to a pay-for-performance compensation program for our named executive offers. Please read the “Compensation Discussion and Analysis” beginning on page 29 for additional details about our executive compensation programs, including information about the 2011 compensation of our named executive officers.

We believe we made significant progress during 2011 on our strategic initiatives, including improving operating performance and market momentum. The Compensation Committee believes that the success of our strategic initiatives, which we expect will benefit long-term stockholder interests, is closely tied to the retention and motivation of the Company’s executive management team. Our compensation policies have been an important factor in that regard.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is not binding on the Company, the Compensation Committee or our Board. We value the opinions of our stockholders, however, and the Compensation Committee will consider the results of our stockholders’ vote on this advisory resolution and will evaluate whether any actions are warranted to address those results.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR Proposal 3.

PROPOSAL 4.

APPROVAL OF THE AMENDMENT TO THE INTERMEC, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors, the Compensation Committee and Company management believe that the Intermec, Inc. 2008 Employee Stock Purchase Plan, or 2008 ESPP, provides a valuable opportunity to employees to acquire an ownership interest in the Company and provides stockholder value by aligning employee and stockholder interests. On March 21, 2012 the Board, upon the recommendation of the Compensation Committee, adopted an amendment to the 2008 ESPP to increase the number of shares available for issuance under the 2008 ESPP by 1,500,000 shares (the “Amendment”), subject to stockholder approval.

Stockholders are requested in this Proposal 4 to approve the Amendment to the 2008 ESPP so that the Company may continue to offer the benefits of the plan to eligible employees.

We believe that the 2008 ESPP is a valuable program that allows us to compete for qualified employee talent in our markets, including markets outside of the U.S., and enables a broad range of our employees to purchase our shares under a company-sponsored program.

The principal features of the 2008 ESPP, including the Amendment, are summarized below, but the summary is qualified in its entirety by reference to the full text of the 2008 ESPP, as proposed to be amended to reflect the Amendment. A copy of the 2008 ESPP, as it is proposed to be amended, is attached to this proxy statement as Appendix C and is incorporated herein by reference.

Background

In March 2008, our Board adopted the 2008 ESPP, and our stockholders approved the 2008 ESPP at the 2008 Annual Meeting of Stockholders. The 2008 ESPP became effective on July 1, 2008. As of March 16, 2012, an aggregate of 802,811 shares have been issued under the 2008 ESPP, and 697,189 shares remain available for future purchases under the 2008 ESPP.

Our Board and Compensation Committee believe that the Amendment to increase the number of shares authorized for issuance under the 2008 ESPP by 1,500,000 is necessary in light of the limited number of shares remaining under the 2008 ESPP and the current employee participation rates in the 2008 ESPP. Our Board and Compensation Committee firmly believe that the Amendment to the 2008 ESPP is in the best interests of our Company and our stockholders, as it will allow for continued employee participation in this plan and thereby align our employees’ interests with those of our stockholders.

As of March 16, 2012, we had outstanding 59,829,028 shares of our common stock. The 1,500,000 shares requested for the 2008 ESPP plus the shares remaining available for issuance under the 2008 ESPP as of March 16, 2012 equal approximately 3.67% of these outstanding shares.

As of March 16, 2012, approximately 2,128 employees were eligible to participate in the 2008 ESPP. Acquisitions have increased participation (measured by employee contributions) by approximately 24%.

Key Provisions

The purpose of the 2008 ESPP is to provide employees of our Company and its designated subsidiaries or affiliates with a convenient means of acquiring an equity interest in our Company in order to enhance such employees’ sense of participation in the affairs of our Company.

The rights to purchase common stock granted under the 2008 ESPP are intended to be treated as either:

•

options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code (i.e., the 423 Plan), although our Company makes no representation or warrant to maintain such qualification; or

•	options issued under an employee stock purchase plan that is not subject to the terms and conditions of Section 423(b) of the Code (i.e., the Non-423 Plan).

Our Company retains the discretion to grant options under either the 423 Plan or the Non-423 Plan.

Administration

The 2008 ESPP is administered by the Compensation Committee of our Board. The Board also is authorized to delegate administration of the 2008 ESPP to a committee consisting of at least two members who are not required to be members of the Board and who may be eligible to participate in the 2008 ESPP. References to the “committee” below are to the Compensation Committee or any other committee that may be authorized by the Board to administer the 2008 ESPP.

The committee has the discretion to determine all matters related to options granted under the 2008 ESPP, including all terms, conditions, restrictions and limitations. However, all participants granted options under the 423 Plan must have the same rights and privileges within the meaning of Code Section 423(b)(5), except as may be required by applicable law. The committee has the discretion to adopt rules, procedures or sub-plans regarding administration of the 2008 ESPP to conform to local laws or to enable employees of our Company or certain subsidiaries or affiliates to participate in the Non-423 Plan.

Offerings

The 2008 ESPP is implemented by offering options to eligible employees of our Company and its designated subsidiaries or affiliates from time to time, at the discretion of the committee. Unless otherwise specified by the committee, each offering period is three months and consists of one three-month purchase period. In no case may any offering period have a duration exceeding 27 months.

Shares Subject to the 2008 ESPP

Upon approval by the stockholders of the Amendment, an aggregate of 3,000,000 shares of common stock will be authorized for issuance under the 2008 ESPP. If options under the 2008 ESPP expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such options will again be available for issuance under the 2008 ESPP.

Eligibility

Generally, any person who is employed by the Company or by a subsidiary or affiliate of the Company that has been designated by the committee may participate in the 2008 ESPP. For the 423 Plan, the subsidiary must be owned at least 50% by our Company. The committee, in its sole discretion, designates which of the Company’s subsidiaries or affiliates may participate in the 2008 ESPP and determines whether they will participate in the 423 Plan or the Non-423 Plan.

Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the 2008 ESPP if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of our Company or of any subsidiary (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted options to buy more than $25,000 worth of stock (such limit to be determined based on the fair market value of the shares at the time the option is granted) under the 2008 ESPP and any other employee stock purchase plans of the Company in any calendar year.

Participation in the 2008 ESPP

An eligible employee becomes a participant in the 2008 ESPP by delivering an enrollment form to the plan administrator. During the enrollment process, the employee authorizes payroll deductions or, if payroll deductions are not permitted under local law, such other means of contribution (specified by the committee pursuant to the Non-423 Plan). An employee’s payroll deductions or other contributions under the 2008 ESPP may be up to 15% (or such lower percentage as the committee may determine) of such employees’ “compensation” (as defined in the 2008 ESPP).

Purchase Price

The purchase price per share at which shares are sold in an offering period under the 2008 ESPP cannot be less than 85% of the fair market value of a share of common stock on the purchase date (i.e., the last date of the purchase period). Currently, employees may purchase shares at a 15% discount from fair market value on the purchase date, but the purchase price discount may be decreased for future offering periods at the discretion of the committee.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions, or if payroll deductions are not permitted under applicable local law, such other method of contribution as specified by the committee under the Non-423 Plan, over the purchase period. A participant may reduce (but not increase) such payroll deductions or other contributions at any time during an offering period by filing a form with the plan administrator, which will take effect in the next payroll period. All payroll deductions made for a participant are credited to his or her account under the 2008 ESPP and deposited with our general funds, unless otherwise required under applicable local law.

Purchase of Stock

On the last day of the purchase period, the Company will automatically apply the funds in the participant’s account to the purchase of shares of our common stock at the designated purchase price. Under no circumstance will a participant be entitled to purchase more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) under the 2008 ESPP and any other employee stock purchase plans of the Company in any calendar year. In the event that this limit is exceeded, the participant’s payroll deductions or other contributions will be returned, generally without interest, unless otherwise required under applicable law.

Withdrawal

A participant may withdraw from an offering period by delivering a withdrawal form to the plan administrator at any time on or prior to the 15th day of the last month of an offering period, unless otherwise specified by the committee under the Non-423 Plan. Upon an employee’s withdrawal from an offering period, we will distribute to the employee all accumulated payroll deductions or other contributions, without interest (unless the terms of the offering provide otherwise). An employee’s withdrawal from an offering period will not have any effect upon the employee’s eligibility to participate in subsequent offering periods under the 2008 ESPP.

Restrictions on Transfer

Rights granted under the 2008 ESPP are not transferable by a participant other than by will and the laws of descent and distribution.

Duration, Amendment and Termination

The 2008 ESPP has no fixed termination date. Our Board may amend, suspend or terminate the 2008 ESPP at any time. However, stockholder approval is required of an amendment by our Board to the extent such amendment requires stockholder approval in order for the 2008 ESPP to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with applicable securities exchange listing requirements.

Adjustments upon Changes in Stock

In the event of a stock dividend, stock split, spin-off, recapitalization, merger or certain other capital changes which result in outstanding securities being exchanged for a different number or class of securities, or if new, different or additional securities of our Company or another corporation are received, then the committee, in its sole discretion, will make equitable adjustments as it deems appropriate in the circumstances to the maximum number and kind of shares subject to the 2008 ESPP and to the number and kind of shares subject to outstanding options under the 2008 ESPP and the purchase price.

Participation by our Named Executive Officers

Future benefits under the 2008 ESPP are not currently determinable, as they will depend on the actual purchase price of our shares of common stock in future offering periods, the market value of our common stock on various future dates, the amount of contributions eligible employees elect to make under the 2008 ESPP and similar factors. However, our named executive officers will be subject to the same purchase restrictions as all other participants.

Federal Income Tax Information

The following summary briefly describes U.S. federal income tax consequences of rights under the 2008 ESPP, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2008 ESPP should consult their own professional tax advisors concerning tax aspects of rights under the 2008 ESPP. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below.

423 Plan. Options to purchase shares granted under the 423 Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2008 ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the offering date or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the stock on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the stock purchased under the 2008 ESPP is sold (or otherwise disposed of) more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

Our Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax reporting obligations.

Non-423 Plan. If the option is granted under the Non-423 Plan, then the amount equal to the difference between the fair market value of the stock on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

Our Company will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax reporting obligations. For U.S. participants, FICA/FUTA taxes will be due in relation to ordinary income earned as a result of participation in the Non-423 Plan.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR Proposal 4, the approval of the Amendment to the Intermec, Inc. 2008 Employee Stock Purchase Plan.

EQUITY COMPENSATION PLAN INFORMATION

The table provides information, as of December 31, 2011, concerning securities authorized for issuance under equity compensation plans of the Company.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by stockholders	5,583,763	$16.04	4,693,149	(d)
Equity compensation plans not approved by stockholders	—	—	—

(a)	Includes (i) 606,581 RSUs issued under the 2008 Plan which, if vested, will be paid in the form of unrestricted shares of common stock, (ii) 197,796 RDSUs, which, if vested, will be paid in shares of common stock as provided in the 2008 NED Program under the 2008 Plan and (iii) 462,877 PSUs. The number of PSUs reported reflects the target number of PSUs that have been granted for the 2011-2013 award period under the PSU Program and earned PSUs under the 2010-2012 award period that will be settled in shares as of December 31, 2012, subject to continued employment. Participants can earn from 0% to 200% of their target shares based on the Company’s financial performance. The terms of PSUs are described in “Compensation Discussion and Analysis.”

(b)	RSUs, RDSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding options, warrants and rights.

(c)	Includes (i) 3,995,960 shares available under the 2008 Plan and (ii) 697,189 shares available under the 2008 Employee Stock Purchase Plan. The 2008 NED Program under the 2008 Plan allows for certain annual retainer fees and meeting fees to be paid in the form of common stock or deferred stock units. See the information provided in “Director Compensation.”

(d)	Excludes 1,500,000 shares that will become available for issuance upon stockholder approval of the Amendment to the 2008 Employee Stock Purchase Plan set forth in Proposal 4 of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and/or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report, proxy statement and/or Notice of Internet Availability of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, by sending a written request to Intermec, Inc., 6001 36th Avenue West, Everett, WA 98203, Attention: Investor Relations or calling us at 425-348-2600.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report, proxy statement or Notice of Internet Availability of Proxy Materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Intermec, Inc., 6001 36th Avenue West, Everett, WA 98203, Attention: Investor Relations or calling us at 425-348-2600.

APPENDIX A

GAAP TO NON-GAAP RECONCILIATIONS

In “Executive Compensation — Compensation Discussion and Analysis” (“CD&A”) we discuss the calculation of attainment of business operating profit performance targets in “2011 SOIP Goals and Results” and in “CEO Performance-Based Restricted Stock Unit Awards and Results.” Table 1 in this Appendix A presents a reconciliation of the Company’s GAAP operating income (loss) and revenue for 2011, and as adjusted on a non-GAAP basis excluding, among other things, the impact of acquisition-related costs and acquisition-related accounting adjustments in 2011.

In CD&A we also discuss the calculation of attainment of revenue performance targets in “2010-2012 PSU Program.” Table 2 in this Appendix A presents a reconciliation of the Company’s GAAP revenue for 2010 and 2011, and as adjusted on a non-GAAP basis excluding the impact of revenues from businesses acquired in 2011.

Table 1: Reconciliation of the Company’s GAAP to Non-GAAP operating income (loss) and revenue for 2011.

(Unaudited)

(in thousands)	Year Ended December 31, 2011
Revenue, GAAP	$848,181
Acquisition related adjustments	6,827

Adjusted Revenue	$855,008

Business Operating Profit, GAAP	$(6,245)
Acquisition related adjustments	27,422
Capitalized legal fees charge	5,573
Restructuring charges	5,855
Impairment of property, plant and equipment	900

Adjusted Business Operating Profit	$33,505

Adjusted Business Operating Profit as a % of revenue	3.9%

Table 2: Reconciliation of the Company’s GAAP to Non-GAAP revenue for 2010 and 2011.

(Unaudited)

	Year Ended December 31,
(in thousands)	2011	2010	Total
Revenue, GAAP	$848,181	$679,111	$1,527,292
Less: revenue from acquired entities	(116,312)	—	(116,312)

Adjusted total	$731,869	$679,111	$1,410,980

A-1

APPENDIX B

PEER GROUP INFORMATION

The Technology Peer Group (Table I) and the General industry Peer Group (Table II) were used by the Compensation Committee as reference for 2011 compensation decisions. The Peer Group (Table III) was used by the Compensation Committee as reference for 2012 compensation decisions. Refer to “Benchmarking and Peer Group Information” in the Compensation Discussion and Analysis in this proxy statement.

Table I — Technology Peer Group

Most Recent Four Quarters as of 12/31/10
(Dollars in millions)

Ticker	Company	Revenue	Net Income	Market Cap	Employees
CDNS	Cadence Design Systems Inc	$936	$127	$2,550	4,600
DLB	Dolby Laboratories, Inc	923	283	5,650	1,244
EFII	Electronics for Imaginginc	504	7	700	2,020
EQIX	Equinix Inc	1,220	37	3,920	1,921
HON*	Honeywell International Inc	33,370	2,020	44,120	130,000
IRF	International Rectifier Corp /de/	1,070	145	2,200	4,534
KEM	Kemet Corp	970	42	490	11,000
MOT.MX*	Motorola Inc	19,280	254	33,270	51,000
MFLX	Multifineline Electronix Inc	803	29	646	11,800
SYNA	Synaptics Inc	575	67	945	586
PAY	Verifone Holdings, Inc	1,001	98	4,270	2,565
ZBRA	Zebra Technologies Corp	957	102	2,020	2,750
	Technology peer group 75p	993	121	3,578	4,584
	Technology peer group median	947	83	2,110	2,658
	Technology peer group 25p	833	38	761	1,946

Table II — General Industry Peer Group

Most Recent Four Quarters as of 12/31/10
(Dollars in millions)
Ticker	Company	Revenue	Net Income	Market Cap	Employees
AHS	Amn Healthcare Services Inc	$614	$(53)	$289	1,130
AMLN	Amylin Pharmaceuticals Inc	669	(152)	1,640	1,400
BGFV	Big 5 Sporting Goods Corp	897	21	271	8,900
ELY	Callaway Golf Co	967	(29)	490	2,100
CENX	Century Aluminum Co	1,170	55	1,590	1,260
CYN	City National Corp	866	124	3,080	3,178
CPRT	Copart Inc	831	156	2,860	2,834
DECK	Deckers Outdoor Corp	1,000	158	3,250	1,500
DWA	Dreamworks Animation Skg, Inc	785	171	2,280	2,100
ESC	Emeritus Corp\WA\	953	(56)	989	12,577
GY	Gencorp Inc	858	6	318	3,135
HOTT	Hot topic Inc /CA/	710	0	253	2,500
JAKK	Jakks Pacific Inc	747	47	631	711
KALU	Kaiser Aluminum Corp	1,080	14	922	2,300
MAC	Macerich Co	832	23	6,290	2,658
PMI	Pmi group Inc	654	(773)	459	600
SKH	Skilled Healthcare Group, Inc	820	(1)	529	8,736
SHO	Sunstone Hotel Investors, Inc	644	(59)	1,210	35
	General Industry Peer Group 75P	939	53	2,120	3,060
	General Industry Group Median	832	10	956	2,200
	General Industry Group 25P	719	(47)	467	1,295
	All Peer Companies 75P	968	108	2,628	3,517
	All Peer Companies Median	862	33	1,100	2,400
	All Peer Companies 25P	738	0	519	1,365
IN	Intermec, Inc	679	(5)	627	1,745

*	Honeywell and Motorola were included for comparing our CEO to the business unit heads of these companies. The financial profiles for Honeywell and Motorola were not included in the summary statistics of the peer group tables above.

Table III — 2012 Peer Group

Most Recent Four Quarters as of 12/31/10
(Dollars in millions)
Ticker	Company	Revenue	Net Income	Market Cap	Employees
ADTN	ADTRAN, Inc.	$678	$139	$2,139	$1,660
ARRS	ARRIS Group, Inc.	1,074	54	1,485	1,940
AVNW	Aviat Networks, Inc.	451	(159)	235	1,380
BBOX	Black Box Corporation	1,066	53	514	4,410
CKP	Checkpoint Systems, Inc.	832	15	629	5,810
CMTL	Comtech Telecommunications Corp.	729	69	702	1,480
EFII	Electronics For Imaging, Inc.	555	31	803	1,890
ELX	Emulex Corporation	432	(70)	742	790
FFIV	F5 Networks, Inc.	1,091	222	7,546	2,010
HYC	Hypercom Corporation	489	3	507	1,430
IMN	Imation Corp.	1,380	(160)	322	1,120
NATI	National Instruments Corporation	962	123	3,104	5,280
NTGR	NETGEAR, Inc.	969	58	1,205	650
PLT	Plantronics, Inc.	684	109	1,599	3,200
PLCM	Polycom, Inc.	1,357	113	4,770	3,230
PWAV	Powerwave Technologies, Inc.	614	8	367	2,140
QLGC	QLogic Corporation	597	139	1,586	1,150
QTM	Quantum Corporation	663	2	605	1,830
SWIR	Sierra Wireless, Inc.	643	(15)	337	880
SMT	SMART Technologies Inc.	790	69	259	1,750
SYNA	Synaptics Incorporated	601	69	842	590
TLAB	Tellabs, Inc.	1,496	1	1,510	3,410
TESS	TESSCO Technologies Incorporated	627	13	115	870
ZBRA	Zebra Technologies Corporation	920	139	2,186	2,750
	2012 Peer Companies 75P	994	110	1,589	2,860
	2012 Peer Companies Median	707	54	773	1,790
	2012 Peer Companies 25P	611	3	472	1,142
IN	Intermec, Inc	709	(8)	640	1,750

APPENDIX C

INTERMEC, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective                     , 2012)

1.	ESTABLISHMENT OF PLAN.

Intermec, Inc., a Delaware corporation (the “Company”), proposes to grant options (“Options”) for purchase of the Company’s common stock, $.01 par value (“Common Stock”), to eligible employees of the Company and its Designated Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). This Plan includes two components: a Code (as defined below) Section 423(b) Plan and a non-Code Section 423(b) Plan. For purposes of this Plan, “parent corporation” and “subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” set forth in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, for purposes of this Plan, “Affiliate” shall mean an entity, other than a Subsidiary, in which the Company has a controlling interest.

The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or successor provisions to such Section), but makes no representation of such status nor undertaking to maintain such status. In addition, this Plan document authorizes the grant of options under a non-Code Section 423(b) Plan which does not qualify under Section 423(b) of the Code pursuant to rules, procedures or sub-plans adopted by the Committee (as defined in Section 4 of this Plan) (or its designate) designed to achieve tax, securities law or other objectives for eligible employees and the Company. Except as otherwise indicated herein, the non-Code Section 423(b) Plan will operate and be administered in the same manner as the Code Section 423(b) Plan.

2.	STOCK SUBJECT TO PLAN.

A total of 3,000,000 shares of the Common Stock is reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.

3.	PURPOSE.

The purpose of this Plan is to provide employees of the Company and its designated Subsidiaries or Affiliates, as that term is defined in Section 5 of this Plan (“Designated Subsidiaries”), with a convenient means of acquiring an equity interest in the Company through payroll deductions (or, if payroll deductions are not permitted under local laws, through other means specified by the Committee and as part of the non-Code Section 423(b) Plan), to enhance such employees’ sense of participation in the affairs of the Company and Subsidiaries and Affiliates.

4.	ADMINISTRATION.

This Plan shall be administered by a committee (the “Committee”) appointed by the Company’s Board of Directors (the “Board”) consisting of at least two members, who need not be members of the Board and who may be eligible to participate in the Plan. The Committee shall initially be the Compensation Committee of the Board. Subject to the provisions of this Plan, the Committee shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under this Plan, including all terms, conditions, restrictions, and limitations of Options and to determine all factual matters relevant to the Plan and its administration; provided, however, that all participants granted Options under an offering pursuant to the Code Section 423(b)(5) shall have the same rights and privileges within the meaning of Code Section 423(b)(5) except as required by applicable law. The Committee shall also have exclusive authority to interpret this Plan and may from time to time adopt rules and regulations of general application for this Plan’s administration. The Committee shall have the discretion to determine whether eligible employees of the Company or a Designated Subsidiary shall participate in the Code Section 423(b) Plan or the non-Code Section 423(b) Plan. Additionally, the Committee has the discretion to adopt rules regarding the Plan administration to conform to local laws or to enable eligible employees of the Company and Designated Subsidiaries to participate in the Plan. The Committee may also adopt rules, procedures or sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the handling of payroll deductions, payment of interest and handling of stock certificates which vary according to local requirements as part of the non-Code Section 423(b) Plan. The Committee has the authority to suspend or limit participation in the non-Code Section 423(b) Plan for any reason, including administrative or economic reasons. The Committee’s exercise of discretion and interpretation of this Plan, its rules and regulations, and all actions taken and determinations made by the Committee pursuant to this Plan shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to employees of the Company or to independent contractors, as it deems advisable. All expenses incurred in connection with the administration of this Plan shall be paid by the Company and the Designated Subsidiaries; provided, however, that the Committee may require a participant to pay any costs or fees in connection with the sale by the participant of shares of Common Stock acquired under this Plan.

5.	ELIGIBILITY.

For all purposes of this Plan, the term “Designated Subsidiaries” shall mean those entities of the Company, including any Subsidiaries or Affiliates, which may hereafter be determined by the Committee or the Board to be Designated Subsidiaries for participation in the Plan. For purposes of the Code Section 423(b) Plan only, such Designated Subsidiaries must be Subsidiaries as defined in Section 1 of the Plan. Such determination of Designated Subsidiaries may permit participation in this Plan of all of the eligible employees working for the Designated Subsidiary or, with respect to the non-Code Section 423(b) Plan, only those eligible employees who work for a Designated Subsidiary in a particular country or countries as determined by the Committee or the Board. A Designated Subsidiary will cease to be a Designated Subsidiary on the earlier of (i) the date the Committee or the Board determines that such entity is no longer a Designated Subsidiary or (ii) with respect to the Code Section 423(b) Plan only, such Designated Subsidiary ceases for any reason to be a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(f), respectively, of the Code.

Any employee of the Company or the Designated Subsidiaries is eligible to participate in the Plan for any Offering Period (as hereinafter defined) under this Plan except the following:

(a)     employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted Options under this Plan would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries;

(b)     employees whose employment terms are covered by a collective bargaining agreement in situations where the applicable union or other collective bargaining unit has either refused to bargain with respect to this Plan as an employee benefit (having been specifically requested to do so by the Company or a Subsidiary) or has considered this Plan as a potential employee benefit and has rejected this Plan or has otherwise determined that employees which such union or other bargaining unit represents may not participate in this Plan, provided the exclusion of such employees is not prohibited under applicable local law;

(c)     employees who are citizens of a country which prohibits foreign corporations from granting stock options to any of its citizens; and

(d)     no employee of the Company or a Designated Subsidiary shall be eligible to participate in the non-Code Section 423(b) Plan if he or she is an officer or director of the Company subject to the requirements of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company’s securities.

6.	OFFERING PERIODS.

The offering periods of this Plan (individually, an “Offering Period”) shall be of periods not to exceed the maximum period permitted by Section 423 of the Code. Unless and until determined otherwise by the Committee or the Board, (a) Offering Periods shall commence on January 1, April 1, July 1 and October 1 of each calendar year, and (b) each Offering Period shall consist of one three-month purchase period (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan or, if payroll deductions are not permitted under local law, during which other means of contribution, specified by the Committee pursuant to the non-Code Section 423(b) Plan, are collected. The first day of each Offering Period is referred to as the “Offering Date.” The last day of each Purchase Period is referred to as the “Purchase Date.” Subject to the requirements of Section 423 of the Code, the Committee or the Board shall have the power to change the duration of Offering Periods or Purchase Periods with respect to future offerings.

7.	PARTICIPATION IN THIS PLAN.

Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date by delivering an enrollment form provided by the Company to the administrator for this Plan at the facility of the Company or the Designated Subsidiary by which the participant is employed (the “Local Administrator”) not later than the 15th day of the month (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) before such Offering Date unless a later time for filing the enrollment form authorizing payroll deductions or other contributions is set by the Committee for all eligible employees with respect to a given Offering Period. Once an employee becomes a participant in the Plan with respect to an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from this Plan or terminates further participation in the Offering Period as set forth in Sections 13 and 14 below. Such participant is not required to file any additional enrollment form in order to continue participation in this Plan, except that the Committee may require the filing of new enrollment forms by participants who transfer to another facility of the Company or a Designated Subsidiary.

8.	GRANT OF OPTION ON ENROLLMENT.

Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant by the Company to such employee of an Option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company, and any fraction of a share, determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during the Purchase Period ending on such Purchase Date by (b) the Purchase Price as that term is defined in Section 9; provided, however, that the number of shares which may be purchased pursuant to an Option may in no event exceed the number of shares determined in the manner set forth in Section 11(b) of the Plan or such other maximum number of shares as may be specified in the future by the Committee in lieu of the limitation set forth in Section 11(b).

9.	PURCHASE PRICE.

The purchase price per share (the “Purchase Price”) at which a share of Common Stock will be sold in any Purchase Period shall be no less than 85 percent of the fair market value of such share on the Purchase Date; provided that the Committee may change the Purchase Price to be anywhere from eighty-five percent (85%) to one hundred percent (100%) of the fair market value of a Share on the Offering Date or the Purchase Date.

For purposes of this Plan, the term “fair market value” on a given date shall be the closing price for the Common Stock on any given date during regular session trading on the New York Stock Exchange, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded. If there is no regular trading market for the Common Stock, the fair market value of the Common Stock shall be as determined by the Committee in its sole discretion, exercised in good faith. The Committee may change the manner in which the Purchase Price is determined with respect to future offerings if such changed manner of computation is announced prior to the first day of the first Offering Period to be affected by such change.

10.	PURCHASE OF SHARES; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

(a)     Funds contributed by each participant for the purchase of shares under this Plan shall be accumulated by regular payroll deductions made during each Offering Period, unless payroll deductions are not permitted under local laws as determined by the Committee, in which case the participant may contribute by such other means as specified by the Committee and as part of the non-Code Section 423(b) Plan. The deductions shall be made as a percentage of the participant’s Compensation in 1 percent increments comprising not less than 1 percent and not more than 15 percent of Compensation, provided that the Committee may, in its sole discretion, set a lower percentage of Compensation as the maximum allowable deduction. As used herein, except as provided in the following sentence, “Compensation” shall mean all base salary, wages, cash bonuses, commissions, and overtime; provided, however, that, for purposes of determining a participant’s Compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code or pursuant to a nonqualified deferred compensation plan shall be treated as if the participant did not make such election. “Compensation” does not include severance pay, hiring and relocation allowances, pay in lieu of vacation, automobile allowances, imputed income arising under any Company group insurance or benefit program, income received in connection with stock options, or any other special items of remuneration including any bonus, commission, or fee which, in the judgment of the Committee, is paid to a participant for the accomplishment of a particular non-ordinary course transaction or circumstance. The Committee shall have the discretion to determine what constitutes Compensation for participants outside the United States. Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b)     A participant may lower (but not increase) the rate of payroll deductions or contribution during an Offering Period by filing with the Local Administrator a new authorization for payroll deductions or other contributions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the Local Administrator’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions or contribution may be made at any time during an Offering Period, but not more than one change may be made effective during any Offering Period. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions or contribution to zero for the remainder of the Offering Period. A participant may increase or decrease the rate of payroll deductions or contribution for any subsequent Offering Period by filing with the Local Administrator a new authorization for payroll deductions or other contributions not later than the 15th day of the month (or if such date is not a business day, the immediately preceding business day) before the beginning of such Offering Period. A participant who has decreased the rate of withholding or contribution to zero will be deemed to continue as a participant in the Plan until the participant withdraws from the Plan in accordance with the provisions of Section 13 or his or her participation is terminated in accordance with the provisions of Section 14. A participant shall have the right to withdraw from this Plan in the manner set forth in Section 13 regardless of whether the participant has exercised his or her right to lower the rate at which payroll deductions or contributions are made during the applicable Offering Period.

(c)     All payroll deductions made for or contributions received from a participant will be credited to his or her account under this Plan and deposited with the general funds of the Company, except as may be required by applicable law. No interest will accrue on payroll deductions or contributions, except as may be required by applicable law. All payroll deductions or contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or contributions, except as may be required by applicable law.

(d)     On each Purchase Date, provided that the participant has not terminated employment in accordance with Section 14 or has not submitted to the Local Administrator a signed and completed withdrawal form, in either case on or before the 15th day (or if such day is not a business day, on the immediately preceding business day) of the last month of the Offering Period in accordance with Section 10(b) or Section 13 of this Plan, or the Plan has not been terminated prior to the date referred to in the foregoing clause, the Company shall apply the funds then in the participant’s account to the purchase at the Purchase Price of whole and any fractional share of Common Stock issuable under the Option granted to such participant with respect to the Offering Period to the extent that such Option is exercisable on the Purchase Date.

(e)     During a participant’s lifetime, such participant’s Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her Option until such Option has been exercised.

11.	LIMITATIONS ON RIGHTS TO PURCHASE.

(a)     No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall have the authority to take all necessary action, including but not limited to, suspending the payroll deductions of any participant, in order to ensure compliance with this Section.

(b)     The number of shares which may be purchased by any employee on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 (or such other limit as may be imposed by the Code) by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of the Offering Period in which such Purchase Date occurs. The number of shares which may be purchased by any employee on any subsequent Purchase Date which occurs in the same calendar year (as that referred to in the preceding sentence) shall not exceed the number of shares determined by performing the calculation described below, with all computations to be made to the nearest ten thousandth of a whole share of Common Stock or one hundredth of one cent, as the case may be.

Step One:    The number of shares purchased by the employee during any previous Offering Period which occurred in the same calendar year shall be multiplied by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of such previous Offering Period in which such shares were purchased.

Step Two:    The amount determined in Step One shall be subtracted from $25,000.

Step Three:    The amount determined in Step Two shall be divided by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of the Offering Period in which the subsequent Purchase Date (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient so obtained shall be the maximum number of shares which may be purchased by any employee on such subsequent Purchase Date.

Subject to the limitations of Section 423 of the Code, the Committee may from time to time determine that a lower maximum number of shares may be purchased on any given Purchase Date in lieu of the maximum amounts described above in this Section 11, in which case the number of shares which may be purchased by any employee on such Purchase Date may not exceed such different limitation.

(c)     If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s Option to each participant affected thereby.

(d)     Any payroll deductions or contributions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period without interest, except as otherwise required by local law.

12.	EVIDENCE OF STOCK OWNERSHIP.

Promptly following each Purchase Date, the number of full and fractional shares of Common Stock purchased by each participant shall be deposited into an account established in the participant’s name at a stock brokerage or other financial services firm designated or approved by the Committee (the “Plan Financial Agent”). Unless otherwise provided by law, unless a participant elects to sell or gift shares acquired under the Plan, such shares must be retained in an account with the Plan Financial Agent for a period of twenty-one (21) months following the Purchase Date, or some other time period required by the Code or specified by the Committee, even in the event that the participant terminates his or her employment with the Company; provided, however, that if the Option was granted under the non-Code Section 423(b) Plan, the shares of Common Stock acquired under the Option are not subject to such holding period. With respect to full (but not fractional) shares for which the Code Section 423(a) holding period has been satisfied, the participant may move those shares to another account of the participant’s choosing or request those shares be transferred to the participant in book entry form through the Company’s direct registration system or that a stock certificate for full (but not fractional) shares be issued and delivered to him or her.

13.	WITHDRAWAL.

(a)     Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Local Administrator a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time on or prior to the 15th day of the last month (or if such date is not a business day, the immediately preceding business day) of an Offering Period, provided that a later withdrawal may be permitted by the Committee under the non-Code Section 423(b) Plan, if necessary or advisable under local law.

(b)     Upon withdrawal from this Plan, the accumulated payroll deductions or contributions of the participant not theretofore utilized for the purchase of shares of Common Stock on a Purchase Date shall be returned to the withdrawn participant, without interest (except as otherwise required under local laws), and his or her participation in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any subsequent Offering Period by filing a new authorization for payroll deductions or other contributions in the same manner as set forth above for initial participation in this Plan.

14.	TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.

Termination of a participant’s employment for any reason, including retirement, death, or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in this Plan. In such event, except as provided in Section 15, the payroll deductions or contributions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her beneficiary or heirs, without interest, except as otherwise required under local laws. For purposes of this Section 14, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or any of its Subsidiaries in the case of any leave of absence approved by the Committee, provided that (a) such leave does not exceed 3 months, or (b) if such leave is longer than 3 months, the employee’s right to reemployment is provided either by statute or by contract. If the period of leave exceeds 3 months and the employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such three-month period. For purposes of this Section 14, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or any of its Subsidiaries in the case of transfer between or amongst the Company and any Subsidiary.

15.	RETURN OF PAYROLL DEDUCTIONS.

In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment, or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions and contributions of the participant to the Plan which have not yet been applied to the purchase of stock unless such termination of participation occurs later than the 15th day of the final month of the Offering Period (or if such date is not a business day, on the preceding business day), or the latest date permitted for withdrawal by the Committee in which event such payroll deductions and contributions will be utilized to purchase Common Stock for the participant. No interest shall accrue on the payroll deductions of a participant in this Plan, except as otherwise required under local laws.

16.	CAPITAL CHANGES.

In the event that at any time or from time to time a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock or any securities exchanged therefor or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different, or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock, then the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number and kind of shares of stock subject to this Plan as set forth in Sections 1 and 2, the number and kind of shares subject to outstanding Options, and the Purchase Price. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

17.	NONASSIGNABILITY.

Neither payroll deductions nor other contributions credited to a participant’s account nor any rights with regard to the exercise of an Option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 24 hereof) by the participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without effect.

18.	REPORTS AND STATUS OF ACCOUNTS.

Individual accounts will be maintained by the Plan Financial Agent for each participant in this Plan. The Plan Financial Agent shall send to each participant promptly after the end of each Purchase Period a report of his or her account setting forth with respect to such Purchase Period the total payroll deductions or other contributions accumulated, the number of whole and any fractional share purchased, and the per share price thereof, and also setting forth the total number of shares (including any fractional share) then held in his or her account. Neither the Company nor any Designated Subsidiary shall have any liability for any error or discrepancy in any such report.

19.	NO RIGHTS TO CONTINUED EMPLOYMENT; NO IMPLIED RIGHTS.

Neither this Plan nor the grant of any Option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee’s employment. The grant of any Option hereunder during any Offering Period shall not give a participant any right to similar grants thereafter.

20.	EQUAL RIGHTS AND PRIVILEGES.

All eligible employees shall have equal rights and privileges with respect to the Code Section 423(b) Plan except as required by applicable law so that the Code Section 423(b) Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations.

21.	NOTICES.

All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	AMENDMENT OF PLAN.

This Plan may be amended by the stockholders of the Company. The Board may also amend this Plan in such respects as it shall deem advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which Options may be granted under this Plan, or, but for such shareholder approval, cause the Code Section 423(b) Plan to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code.

23.	TERMINATION OF THE PLAN.

The Company’s stockholders or the Board may suspend or terminate this Plan at any time. No Options shall be granted during any period of suspension of this Plan.

24.	DEATH OF PARTICIPANT.

In the event of a participant’s death prior to the delivery to him or her (or to the Plan Financial Agent on his or her behalf) of any shares or cash held by the Company for the account of the participant, and to the extent permitted by local law, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant.

25.	CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.

The Company shall not be required to issues Shares with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of the Company with respect to such compliance.

26.	EFFECTIVE DATE.

The Plan which has been adopted by the Company’s Board of Directors shall become effective on July 1, 2008, subject to stockholder approval.

27.	GOVERNING LAW.

Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of Delaware without regard to any provisions of Delaware law relating to the conflict of laws.

Intermec, Inc.

2012 Annual Meeting of Stockholders

May 22, 2012, 10:00 a.m. Pacific time

6001 — 36th Avenue West

Everett, Washington 98203

Directions and Parking

From the North or South on I-5:

Take exit #189 “Mukilteo/Whidbey Island Ferry” onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

From Hwy 99:

Turn West onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

Visitor parking is available in front of the circular drive. Please enter the building through the front doors, behind the circular drive.

INTERMEC

HEADQUARTERS OFFICES OF

INTERMEC, INC.

6001 36TH AVENUE WEST

EVERETT,WA 98203

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

1a. Keith L. Barnes

1b. Patrick J. Byrne

1c. Eric J. Draut

1d. Gregory K. Hinckley

1e. Lydia H. Kennard

1f. Allen J. Lauer

1g. Stephen P. Reynolds

1h. Steven B. Sample

1i. Oren G. Shaffer

1j. Larry D. Yost

For Against Abstain

The Board of Directors recommends you vote FOR the following proposals:

2. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INTERMEC, INC.’s INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

3. ADOPT ADVISORY RESOLUTION APPROVING COMPENSATION OF INTERMEC, INC.’s NAMED EXECUTIVE OFFICERS.

4. APPROVE AMENDMENT TO THE INTERMEC, INC 2008 EMPLOYEE STOCK PURCHASE PLAN.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000139751_1 R1.0.0.11699

For address changes - please contact the transfer agent, Computershare at 1-800-736-3001.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

INTERMEC, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2012

The undersigned stockholder(s) hereby appoint(s) Patrick J. Byrne, Robert J. Dreissnack and Yukio Morikubo, and each of them with power to act without the other and with power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Intermec, Inc. that the stockholder(s) is/are entitled to vote at the 2012 Annual Meeting of Stockholders to be held at 10:00 A.M., Pacific Time on Tuesday, May 22, 2012, at the headquarters offices of Intermec, Inc., located at 6001 36th Avenue West, Everett, Washington, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2012 Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY CARD IS SIGNED AND NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL THE PROPOSALS REFERRED TO ON THE REVERSE SIDE. THE PERSONS NAMED IN THIS PROXY ARE AUTHORIZED TO VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

0000139751_2 R1.0.0.11699